                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                       (INCLUDING THE ASSOCIATED RIGHTS)

                                       OF

                           TRIAD SYSTEMS CORPORATION
                                       AT

                              $9.25 NET PER SHARE

                                       BY

                             CCI ACQUISITION CORP.

                                AN AFFILIATE OF

                          COOPERATIVE COMPUTING, INC.

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT
     NEW YORK CITY TIME, ON WEDNESDAY, NOVEMBER 20, 1996, UNLESS EXTENDED.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY (A) DETERMINED THAT EACH OF THE MERGER AGREEMENT, THE OFFER AND THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY, (B) APPROVED THE EXECUTION, DELIVERY AND PERFORMANCE OF THE MERGER AGREEMENT AND THE RELATED STOCKHOLDERS AGREEMENT REFERENCED BELOW AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND (C) RESOLVED TO RECOMMEND ACCEPTANCE OF THE OFFER, APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER BY THE HOLDERS OF COMPANY COMMON STOCK.

     PURSUANT TO THE MERGER AGREEMENT, THE COMPANY EXPECTS TO DISTRIBUTE TO ITS STOCKHOLDERS OWNERSHIP INTERESTS IN AN ENTITY THAT WILL OWN, DIRECTLY OR INDIRECTLY, CERTAIN REAL PROPERTY AND RELATED ASSETS OF THE COMPANY. THE MERGER AGREEMENT PROVIDES THAT SUCH DISTRIBUTION WILL BE MADE IN THE FORM OF A DIVIDEND PAYABLE TO THE RECORD HOLDERS OF COMPANY COMMON STOCK IMMEDIATELY PRIOR TO THE ACCEPTANCE OF SHARES IN THE OFFER. THE PAYMENT OF SUCH DIVIDEND IS CONTINGENT UPON THE CONSUMMATION OF THE OFFER AND IS SUBJECT TO A NUMBER OF CONDITIONS, INCLUDING COMPLIANCE WITH ALL APPLICABLE LAWS.

     PARENT AND PURCHASER HAVE ENTERED INTO A STOCKHOLDERS AGREEMENT WITH CERTAIN SELLING STOCKHOLDERS, WHICH INCLUDE ALL OF THE MEMBERS OF THE BOARD OF DIRECTORS OF THE COMPANY, PURSUANT TO WHICH, AMONG OTHER THINGS, SUCH STOCKHOLDERS HAVE AGREED TO VALIDLY TENDER (AND NOT WITHDRAW) IN THE OFFER, UPON THE TERMS AND SUBJECT TO THE CONDITIONS THEREOF, APPROXIMATELY 18% OF THE COMPANY'S OUTSTANDING SHARES (CALCULATED ON A FULLY DILUTED BASIS) AT THE OFFER PRICE.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE THAT NUMBER OF SHARES WHICH WOULD REPRESENT, ON A FULLY DILUTED BASIS, AT LEAST 51% OF THE OUTSTANDING SHARES, AND THE FUNDING CONDITION. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE INTRODUCTION AND SECTIONS 1 AND 14 HEREOF.
                             ---------------------

                                   IMPORTANT

     Any stockholder desiring to tender all or a portion of such stockholder's Shares and the associated Rights should either (1) complete and sign the Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to the Depositary and either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal or tender such Shares pursuant to the procedures for book-entry transfer set forth in
Section 3 hereof or (2) request his broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

     Any stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available or who cannot comply with the procedure for book-entry transfer on a timely basis should tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

     Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be directed to the Information Agent or to brokers, dealers, commercial banks and trust companies.

                  -------------------------------------------

                      The Dealer Manager for the Offer is:

                             CHASE SECURITIES INC.
                  -------------------------------------------

October 23, 1996

                               TABLE OF CONTENTS

                                                                                          PAGE
                                                                                          ----
INTRODUCTION............................................................................    4
 1.   Terms of the Offer................................................................    5
 2.   Acceptance for Payment and Payment for Shares.....................................    7
 3.   Procedure for Tendering Shares....................................................    8
 4.   Withdrawal Rights.................................................................   10
 5.   Certain Federal Income Tax Consequences of the Offer, the Merger and the
      Spin-Off..........................................................................   11
 6.   Price Range of the Shares; Dividends on the Shares................................   13
 7.   Effect of the Offer on the Market for the Shares, Nasdaq Stock Market Listing,
      Exchange Act Registration and Margin Securities...................................   13
 8.   Certain Information Concerning the Company........................................   14
 9.   Certain Information Concerning Purchaser, Parent, Hicks Muse and HM Inc...........   16
10.   Source and Amount of Funds........................................................   17
11.   Background of the Offer...........................................................   24
12.   Purpose of the Offer and the Merger; Plans for the Company; the Merger Agreement;
      the Stockholders Agreement; the Rights Agreement; the Spin-Off; Other Matters.....   25
13.   Dividends and Distributions.......................................................   38
14.   Certain Conditions of the Offer...................................................   38
15.   Certain Legal Matters.............................................................   40
16.   Fees and Expenses.................................................................   41
17.   Miscellaneous.....................................................................   42
Schedule I -- Directors and Executive Officers of Parent, Purchaser and HM Inc..........   I-1

To the Holders of Common Stock of
Triad Systems Corporation:

                                  INTRODUCTION

     CCI Acquisition Corp., a Delaware corporation ("Purchaser") and an affiliate of Cooperative Computing, Inc., a Texas corporation ("Parent"), hereby offers to purchase all of the outstanding shares of the common stock, $.001 par value (the "Common Stock"), of Triad Systems Corporation, a Delaware corporation (the "Company"), and the associated common stock purchase rights (the "Rights"; and together with the Common Stock, the "Shares") at a purchase price of $9.25 per Share (the "Offer Price"), net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of October 17, 1996, among Parent, Purchaser and the Company (the "Merger Agreement"). The Merger Agreement provides, among other things, for the commencement of the Offer by Purchaser and further provides that, subject to the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company (the "Merger"), with the Company surviving the Merger. Pursuant to the terms of the Securities Purchase Agreement, dated as of October 16, 1996, entered into among Hicks, Muse, Tate & Furst Equity Fund III, L.P., a Delaware limited partnership ("Hicks Muse"), Parent, and Applied Data Specialty, Inc., and, Canadian Aftermarket Network, Inc., both of which are Texas corporations and affiliates of Parent, and Purchaser (the "Securities Purchase Agreement"), the stockholders of Purchaser have agreed to contribute all of the issued and outstanding common stock of Purchaser to Parent prior to the consummation of the Offer (as a result of which, Purchaser will become a wholly owned subsidiary of Parent). Accordingly, the Company will become a direct wholly owned subsidiary of Parent (the "Surviving Corporation"). In the Merger, each issued and outstanding Share (other than Shares owned by stockholders of the Company who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares under Delaware law ("Dissenting Shares") and Shares directly or indirectly owned by the Company or any subsidiary of the Company, Parent, Purchaser or any other subsidiary of Parent) will be converted at the effective time of the Merger (the "Effective Time") into the right to receive the Offer Price in cash, without interest and less any required withholding taxes (the "Merger Consideration"). In addition, pursuant to the Merger Agreement, the Company expects to distribute to its stockholders ownership interests in an entity that will own, directly or indirectly, certain real property and related assets of the Company (the "Spin-Off"). The Merger Agreement provides that such distribution will be made in the form of a dividend payable to the record holders of the Shares immediately prior to the acceptance of Shares in the Offer. The payment of such dividend is contingent upon the consummation of the Offer and is subject to a number of conditions, including compliance with all applicable laws, including state and federal securities laws.

     The Board of Directors of the Company (the "Board") has unanimously (i) determined that each of the Merger Agreement, the Offer and the Merger is fair to and in the best interests of the stockholders of the Company (the "Stockholders"), (ii) approved the execution, delivery and performance of the Merger Agreement and the Stockholders Agreement referenced below and the consummation of the transactions contemplated thereby, including the Offer and the Merger, and (iii) resolved to recommend acceptance of the Offer, approval and adoption of the Merger Agreement and approval of the Merger by the holders of the Shares.

     Hambrecht & Quist LLC, the Company's financial advisor ("Hambrecht & Quist"), has delivered to the Company its written opinion, dated October 16, 1996, that the consideration to be received by holders of the Shares pursuant to the Offer is fair to such Stockholders from a financial point of view. A copy of the opinion of Hambrecht & Quist is contained in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") filed with the Securities and Exchange Commission (the "Commission") in connection with the Offer. A copy of the Schedule 14D-9 is being furnished to the Stockholders concurrently herewith.

     The Offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn prior to the Expiration Date (as defined in Section 1 below) that number of Shares (the "Minimum Number of Shares") which would represent, on a fully diluted basis, at least 51% of the outstanding Shares (the "Minimum Tender Condition"). The Offer is also subject to certain other conditions. See Sections 1 and 14.

     The Company has informed Purchaser that, as of September 30, 1996, (i) 17,749,158 Shares were issued and outstanding and (ii) 1,838,190 Shares were reserved for issuance upon the exercise of outstanding stock options (collectively, "Triad Options") granted by the Company. In addition, the Company has informed Parent that an estimated 113,500 Shares will be issued under the Company's 1990 Employee Stock Purchase Plan (the "ESPP") prior to the Expiration Date. Based on the foregoing, at least 10,047,433 Shares must be validly tendered and not withdrawn in the Offer in order for the Minimum Tender Condition to be met.

     Concurrently with the execution of the Merger Agreement, Parent and Purchaser entered into a Stockholders Agreement, dated October 17, 1996 (the "Stockholders Agreement"), with certain Stockholders of the Company (the "Selling Stockholders") owning, in the aggregate, 3,537,094 (or approximately 18.0%) of the outstanding Shares calculated on a fully-diluted basis (as defined in the Merger Agreement). Pursuant to the Stockholders Agreement, the Selling Stockholders, which include all of the members of the Board, have agreed to validly tender pursuant to the Offer and not withdraw all Shares which are owned of record or beneficially by them prior to the Expiration Date.

     The consummation of the Merger is subject to the satisfaction or waiver of a number of conditions, including, if required, the approval of the Merger by the requisite vote of the Stockholders. Under the Delaware General Corporation Law ("DGCL"), the Stockholder vote necessary to approve the Merger will be the affirmative vote of at least a majority of the outstanding Shares, including Shares held by Purchaser and its affiliates. If the Minimum Tender Condition is met and the Offer is consummated, Purchaser will own a sufficient number of shares to cause the Merger to be approved. If Purchaser acquires at least 90% of the outstanding Shares pursuant to the Offer or otherwise, Purchaser would be able to effect the Merger pursuant to the "short-form" merger provisions of
Section 253 of the DGCL, without prior notice to, or any action by, any other Stockholder. In each event, Purchaser intends to effect the Merger as promptly as practicable following the purchase of Shares in the Offer. See Section 12.

     The Merger Agreement, the Stockholders Agreement and the Spin-Off are more fully described in Section 12. Certain Federal income tax consequences of the sale of Shares pursuant to the Offer, the exchange of Shares for the Merger Consideration pursuant to the Merger and the Spin-Off are described in Section 5.

     Tendering Stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 to the Letter of Transmittal, transfer taxes on the sale of Shares pursuant to the Offer or the Merger. Purchaser will pay all charges and expenses of Chase Securities Inc., as the dealer manager (the "Dealer Manager"), ChaseMellon Shareholder Services, L.L.C., as the depositary (the "Depositary"), and ChaseMellon Shareholder Services, L.L.C., as the information agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

1. TERMS OF THE OFFER

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment (and thereby purchase) all Shares that are validly tendered and not withdrawn in accordance with Section 4 below prior to the Expiration Date. As used in the Offer, the term "Expiration Date" shall mean 12:00 midnight, New York City time, on Wednesday, November 20, 1996, unless and until Purchaser, in accordance with the terms of the Offer and the Merger Agreement, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1(c)(6) under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     In the event that the Offer is not consummated, Purchaser may seek to acquire additional Shares through open market purchases, privately negotiated transactions, or otherwise, upon such terms and conditions and at such prices as it shall determine, which may be more or less than the Offer Price and could be for cash or other consideration.

     The Offer is conditioned upon, among other things, satisfaction of each of the Minimum Tender Condition and the Funding Condition (as defined herein), and the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "HSR Act"). The Offer is also subject to certain other conditions set forth in Section 14 below. Subject to the terms of the Merger Agreement, Purchaser expressly reserves the right (but shall not be obligated) to waive any or all of the conditions of the Offer. Subject to the terms of the Merger Agreement, if by the Expiration Date any or all of the conditions of the Offer are not satisfied or waived, Purchaser reserves the right (but shall not be obligated) to (i) extend the period during which the Offer is open and, subject to the rights of tendering Stockholders to withdraw their Shares, retain all tendered Shares until the Expiration Date, (ii) waive or reduce the Minimum Tender Condition or waive any or all of the conditions of the Offer and, subject to complying with applicable rules and regulations of the Commission, accept for payment or purchase all validly tendered Shares and not extend the Offer, or (iii) terminate the Offer and not accept for payment any Shares and return promptly all tendered Shares to tendering Stockholders.

     Subject to the terms of the Merger Agreement, Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary and by making a public announcement of such extension. There can be no assurance that Purchaser will exercise its right to extend the Offer. Purchaser also expressly reserves the right, subject to applicable laws (including applicable regulations of the Commission promulgated under the Exchange Act), and to the terms of the Merger Agreement, at any time or from time to time, (i) to delay acceptance for payment of or payment for any Shares, regardless of whether the Shares were theretofore accepted for payment, or to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for, upon the occurrence of any of the conditions specified in Section 14 below, by giving oral or written notice of such delay in payment or termination to the Depositary, and (ii) to amend the Offer in any respect, by giving oral or written notice to the Depositary. Any extension, delay in payment, termination or amendment will be followed as promptly as practicable by public announcement, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a release to the Dow Jones News Service or as otherwise may be required by law. The reservation by Purchaser of the right to delay acceptance for payment of or payment for Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires that Purchaser pay the consideration offered or return the Shares deposited by or on behalf of Stockholders promptly after the termination or withdrawal of the Offer. Any delay in acceptance for payment or payment beyond the time permitted by applicable law will be effectuated by an extension of the period of time during which the Offer is open.

     Pursuant to the terms of the Merger Agreement, Parent and Purchaser expressly reserved the right to amend or modify the terms of the Offer, except that, without the prior written consent of the Company, Purchaser may not (and Parent shall not cause Purchaser to) (i) decrease the Offer Price or the form of consideration therefor or decrease the number of Shares sought pursuant to the Offer, (ii) change, in any material respect, the conditions to the Offer, (iii) impose additional material conditions to the Offer, (iv) waive the Minimum Tender Condition, (v) extend the Expiration Date (except that Purchaser may extend the Expiration Date (a) as required by law, (b) for up to ten business days after the initial Expiration Date or for longer periods (not to exceed 90 calendar days from the date of commencement) in the event that any condition to the Offer is not satisfied, or (c) for one or more times for an aggregate period of up to 15 days

(not to exceed 90 calendar days from the date of commencement) for any reason other than those specified in the immediately preceding clauses (a) and (b)), or
(vi) amend any term of the Offer in any manner materially adverse to holders of Shares; provided, however, that, except as set forth above, Purchaser may waive any other condition to the Offer in its sole discretion; and provided further, that the Offer may be extended in connection with an increase in the consideration to be paid pursuant to the Offer so as to comply with applicable rules and regulations of the Commission. Assuming the prior satisfaction or waiver of the conditions to the Offer, Purchaser shall accept for payment, and pay for, in accordance with the terms of the Offer, all Shares validly tendered and not properly withdrawn pursuant to the Offer as soon as practicable after the Expiration Date.

     The Commission has announced that, under its interpretation of Rules 14d-4(c) and 14d-6(d) under the Exchange Act, material changes in the terms of a tender offer or information concerning a tender offer may require that the tender offer be extended so that it remains open a sufficient period of time to allow security holders to consider such material changes or information in deciding whether or not to tender or withdraw their securities. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information. If Purchaser decides to increase or, subject to the consent of the Company, to decrease the consideration in the Offer, to make a change in the percentage of Shares sought or, subject to the consent of the Company, to change or waive the Minimum Tender Condition and, if at the time that notice of any such changes is first published, sent or given to Stockholders, the Offer is scheduled to expire at any time earlier than the tenth business day after (and including) the date of such notice, then the Offer will be extended at least until the expiration of such period of ten business days.

     The Company has provided Purchaser with its stockholder list and security position listings for the purpose of disseminating the Offer to Stockholders. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares by Purchaser.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment (and thereby purchase) and, under the terms of the Offer, pay for Shares that are validly tendered and not properly withdrawn on or prior to the Expiration Date, as soon as practicable after the later of the following dates: (i) the Expiration Date and (ii) the date of satisfaction or waiver of all of the conditions to the Offer set forth herein. Purchaser expressly reserves the right, in its discretion, subject to applicable laws and regulations, to delay acceptance for payment of or payment for Shares in order to comply, in whole or in part, with any applicable law, government regulation or condition contained herein. See Section 14 below.

     In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a timely Book-Entry Confirmation (as defined in Section 3) with respect to such Shares) and (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed with all required signature guarantees, and all other documents required by the Letter of Transmittal. See Section 3 below.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) tendered Shares as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Shares for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering Stockholders for the purpose of receiving payment from Purchaser and transmitting payment to tendering Stockholders whose Shares have theretofore been accepted for payment. If, for any reason, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to Purchaser's rights under Section 14, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering Stockholders are entitled to withdrawal rights as described in Section 4 below and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will interest on the Offer Price be paid by Purchaser, regardless of any delay in making such payment.

     If any tendered Shares are not purchased for any reason or if certificates are submitted for more Shares than are tendered, certificates for such Shares not purchased or tendered will be returned pursuant to the instructions of the tendering Stockholder without expense to the tendering Stockholder (or, in the case of Shares delivered by book-entry transfer, into the Depositary's account at a Book-Entry Transfer Facility (as defined in Section 3) pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained at the appropriate Book-Entry Transfer Facility) as promptly as practicable following the expiration, termination or withdrawal of the Offer.

     If, prior to the Expiration Date, Purchaser increases the consideration to be paid per Share pursuant to the Offer, Purchaser will pay such increased consideration for all such Shares purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

     Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its or Parent's affiliates the right to purchase Shares tendered pursuant to the Offer; however no such transfer or assignment will release Purchaser from its obligations under the Offer or prejudice the rights of tendering Stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. PROCEDURE FOR TENDERING SHARES

     Valid Tenders. For Shares to be validly tendered pursuant to the Offer, either (a) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either (i) certificates representing Shares must be received by the Depositary at any such address prior to the Expiration Date or (ii) such Shares must be delivered pursuant to the procedures for book-entry transfer set forth below and a Book-Entry Confirmation (as defined below) must be received by the Depositary prior to the Expiration Date or (b) the tendering Stockholder must comply with the guaranteed delivery procedures set forth below. No alternative, conditional or contingent tenders will be accepted.

     Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at The Depository Trust Company and the Philadelphia Depository Trust Company (each, a "Book-Entry Transfer Facility" and, collectively, the "Book-Entry Transfer Facilities") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in any of the Book-Entry Transfer Facilities' systems may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at such Book-Entry Transfer Facility in accordance with that Book-Entry Transfer Facility's procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering Stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at a Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation". DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantee. Signatures on Letters of Transmittal must be guaranteed by a member firm of a registered national securities exchange (registered under Section 6 of the Exchange Act) or of the National

Association of Securities Dealers, Inc. (the "NASD"), or by a commercial bank or trust company having an office or correspondent in the United States or by any other "Eligible Guarantor Institution" (as defined in Rule 17A.d-15 under the Exchange Act) (each of the foregoing constituting an "Eligible Institution"), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If the certificates representing Shares are registered in the name of a person other than the signer of the Letter of Transmittal or if payment is to be made or certificates for Shares not accepted for payment or not tendered are to be issued to a person other than the registered holder, then the certificates representing Shares must be endorsed or accompanied by appropriate stock powers, in each case signed exactly as the name or names of the registered holder or holders appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above and as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. If a Stockholder desires to tender Shares pursuant to the Offer and such Stockholder's certificates are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such Shares may nevertheless be tendered if all of the following guaranteed delivery procedures are compiled with:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser herewith, is received by the Depositary as provided below prior to the Expiration Date; and

          (iii) the certificates for all tendered Shares in proper form for transfer or a Book-Entry Confirmation with respect to all tendered Shares, together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) and any other documents required by the Letter of Transmittal, are received by the Depositary within three Nasdaq Stock Market trading days after the date of execution of such Notice of Guaranteed Delivery.

     THE NOTICE OF GUARANTEED DELIVERY MAY BE DELIVERED BY HAND OR TRANSMITTED BY FACSIMILE TRANSMISSION OR MAILED TO THE DEPOSITARY AND MUST INCLUDE AN ENDORSEMENT BY AN ELIGIBLE INSTITUTION IN THE FORM SET FORTH IN SUCH NOTICE OF GUARANTEED DELIVERY.

     IN ALL CASES, SHARES SHALL NOT BE DEEMED VALIDLY TENDERED UNLESS A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL (OR A MANUALLY SIGNED FACSIMILE THEREOF) IS RECEIVED BY THE DEPOSITARY.

     THE METHOD OF DELIVERY OF CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER. IF DELIVERY IS MADE BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer in all cases will be made only after timely receipt by the Depositary of certificates for (or Book-Entry Confirmation with respect to) such Shares, and a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantee and all other documents required by the Letter of Transmittal.

     BACKUP FEDERAL INCOME TAX WITHHOLDING. TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE PAYMENTS MADE TO STOCKHOLDERS WITH RESPECT TO THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER OR THE MERGER, EACH SUCH STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH HIS CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT HE IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. SEE INSTRUCTION 10 OF THE LETTER OF TRANSMITTAL. SEE
SECTION 5 BELOW.

     Determination of Validity. All questions as to the form of documents and the validity, eligibility (including time or receipt) and acceptance for payment of any tender of Shares pursuant to any of the procedures described above will be determined by Purchaser in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any or all tenders of Shares determined not to be in proper form or the acceptance of or payment for which may, in the opinion of counsel, be unlawful and reserves the absolute right to waive any defect or irregularity in any tender of Shares. Subject to the terms of the Merger Agreement, Purchaser also reserves the absolute right to waive or to amend any of the conditions of the Offer. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding on all parties. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

     Other Requirements. By executing a Letter of Transmittal, a tendering Stockholder irrevocably appoints designees of Purchaser as his attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such Stockholder's rights with respect to the Shares tendered by such Stockholder and purchased by Purchaser and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares, on or after the date of the Offer. All such powers of attorney and proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by such Stockholder with respect to such Shares (and any other Shares or other securities so issued in respect of such purchased Shares) will be revoked, without further action, and no subsequent powers of attorney and proxies may be given (and, if given, will not be deemed effective) by such Stockholder. The designees of Purchaser will be empowered to exercise all voting and other rights of such Stockholder with respect to such Shares (and any other Shares or securities so issued in respect of such purchased Shares) as they in their sole discretion may deem proper, including, without limitation, in respect of any annual or special meeting of the Stockholders, or any adjournment or postponement thereof, or in connection with any action by written consent in lieu of any such meeting or otherwise (including any such meeting or action by written consent to approve the Merger). Purchaser reserves the absolute right to require that, in order for Shares to be validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser must be able to exercise full voting and other rights with respect to such Shares, including voting at any meeting of Stockholders then scheduled.

     A tender of Shares pursuant to any of the procedures described above will constitute the tendering Stockholder's acceptance of the terms and conditions of the Offer. Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering Stockholder and Purchaser upon the terms and conditions of the Offer.

4. WITHDRAWAL RIGHTS

     Tenders of Shares made pursuant to the Offer are irrevocable, except as otherwise provided in this Section 4. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser as provided herein, may also be withdrawn at any time after December 21, 1996. If Purchaser extends the Offer, is delayed in its purchase of or payment for Shares or is unable to purchase or pay for Shares for any reason, then, without prejudice to the rights of Purchaser hereunder, tendered Shares may be retained by the Depositary on behalf of Purchaser and may not be withdrawn except to the extent that tendering Stockholders are entitled to withdrawal rights as set forth in this Section 4.

     The reservation by Purchaser of the right to delay the acceptance or purchase of or payment for Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires Purchaser to pay the consideration offered or return Shares deposited by or on behalf of Stockholders promptly after the termination or withdrawal of the Offer.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If certificates evidencing Shares have been delivered or otherwise identified to the Depositary, then prior to the release of such certificates, the tendering Stockholder must also submit the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn, and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered for the account of an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3, the notice of withdrawal must specify the name and number of the account at the applicable Book-Entry Transfer Facility to be credited with the withdrawn Shares. All questions as to form and validity (including time of receipt) of notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination shall be final and binding on all parties. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failing to give such notification.

     Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be tendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3 above.

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER, THE MERGER AND THE SPIN-OFF

     The following is a summary of the material federal income tax consequences of the Offer, the Merger and the Spin-Off to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive the Merger Consideration in the Merger (including any cash amounts received by dissenting Stockholders pursuant to the exercise of appraisal rights). The discussion applies only to holders of Shares in whose hands Shares are capital assets, and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to holders of Shares who are not citizens or residents of the United States.

     THE FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW ARE INCLUDED FOR GENERAL INFORMATIONAL PURPOSES ONLY AND ARE BASED UPON PRESENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF SHARES SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH STOCKHOLDER AND THE PARTICULAR TAX EFFECTS OF THE OFFER, THE MERGER AND THE SPIN-OFF, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

     Receipt of the Offer Price or the Merger Consideration. The receipt by a holder of Shares of the Offer Price or the Merger Consideration (including any cash amounts received by dissenting Stockholders pursuant to the exercise of appraisal rights) in exchange for such Shares will be a taxable transaction for federal income tax purposes. In general and subject to the effect of the Spin-Off discussed below, for federal income tax purposes, a holder of Shares will recognize gain (or loss) equal to the difference between his adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received therefor. Gain (or loss) must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. Such gain (or loss) will be capital gain (or loss) and will be long-term gain (or loss) if, on the date of sale (or, if applicable, the Effective Time), the Shares were held for more than one year.

     The Spin-Off. Contingent upon the consummation of the Offer, the Company expects to declare a dividend payable to Stockholders of record immediately prior to the acceptance of Shares in the Offer consisting of ownership interests in an entity ("Spinco") that will own, directly or indirectly, certain real property and related assets of the Company. Receipt by holders of Shares of the stock of Spinco pursuant to the Spin-Off will be a taxable event. Following the consummation of the Offer and the occurrence of the Merger, Purchaser currently intends to cause the Company to file its tax returns and information returns on the basis that the Spin-Off is a distribution of the stock of Spinco subject to
Section 301 of the Internal Revenue Code of 1986, as amended (the "Code"). However, the authorities governing the treatment of the Spin-Off for federal income tax purposes are unclear, and consequently, the amount and character of the taxable income or loss recognized upon such receipt is uncertain.

     Assuming the Spin-Off will be treated as a distribution subject to Section 301 of the Code, the amount of the distribution will equal the fair market value of the shares of Spinco, and such distribution of the shares of Spinco will be taxable to the holders of Shares at the time the shares of Spinco are unqualifiedly subject to their demands. The amount distributed would be taxable as a dividend (and hence as ordinary income) for federal income tax purposes to the extent of the Company's current and accumulated earnings and profits allocable to the distribution of the shares of Spinco. Under generally applicable rules, the amount, if any, of the dividend that exceeds such earnings and profits would first be treated as a non-taxable return of capital to the extent of the Stockholder's tax basis in such Stockholder's Shares, and such Stockholder's tax basis would be reduced accordingly (but not below zero), and thereafter as capital gain, long-term capital gain if the holder has held the Shares for more than one year. In the case of the Spin-Off, however, at the time of the distribution of the stock of Spinco the holders of Shares who tendered pursuant to the Offer will have previously disposed of such Shares in exchange for the Offer Price (and, in the event the Merger occurs prior to the Spin-Off, the holders of Shares receiving Merger Consideration will have previously disposed of such Shares in exchange for Merger Consideration). As a result, if the Spin-Off is taxed as a distribution under Section 301 of the Code and if the amount of the distribution exceeds the allocable earnings and profits of the Company, the proper calculation of the resultant gain (or loss) is unclear; the amount, if any, of such excess may be treated as capital gain. The determination of a corporation's earnings and profits requires complex factual and legal analyses; moreover, the amount of a corporation's current earnings and profits cannot be determined until the close of the taxable year of the distribution. To the extent that the receipt of the Spinco shares is treated as a dividend under the foregoing rules, certain corporate stockholders may be eligible for the dividends received deduction with respect to such dividend, subject to certain holding period and other limitations.

     It is possible, however, that instead of being taxed for federal income tax purposes as a distribution under Section 301 of the Code, the distribution of the stock of Spinco would be taxed as consideration received in constructive redemption of the Shares in conjunction with the sale of the Shares for the Offer Price or the Merger Consideration, as the case may be. If this treatment applies, a holder of Shares would recognize gain or loss equal to the difference between (i) the sum of the Offer Price or the Merger Consideration and the fair market value of the Spinco shares received and (ii) such holder's adjusted tax basis in the Shares. Holders of Shares should be aware that because the Spin-Off may occur in a taxable year which succeeds the year of receipt of the Offer Price or the Merger Consideration, a Stockholder may be required to treat a portion of such Stockholder's Shares (and hence a corresponding portion of such Stockholder's adjusted tax basis in the Shares) as being redeemed by the Company in exchange for the shares of Spinco. As a consequence, such Stockholder may recognize a greater amount of capital gain in the earlier year than would be the case if the Spin-Off is treated for tax purposes as giving rise to dividend income (as discussed above), subject to recognizing correspondingly reduced income equal to such allocated basis in Shares in the succeeding year. Any such gain (or loss) (including with respect to a deemed redemption) will be capital gain or loss and will be long-term capital gain (or loss) if, on the date of the exchange, the Stockholder has held the Shares for more than one year.

     Regardless of whether the receipt of the shares of Spinco is treated as a distribution under Section 301 of the Code or as consideration for the constructive redemption of shares, a holder's tax basis in the shares of Spinco generally will be equal to the fair market value of the Spinco shares on the date of the distribution, and a new holding period will begin for the Spinco shares. In addition, the federal tax consequences described above may vary with respect to persons who purchase Shares after the consummation of the Offer but prior to the Effective Time of the Merger.

     Backup Withholding. Payments in connection with the Offer, the Merger or the Spin-Off may be subject to "backup withholding" at a 31% rate. Backup withholding generally applies if the Stockholder (a) fails to furnish his social security number or other taxpayer identification number ("TIN"), (b) furnishes an incorrect TIN, (c) fails properly to report interest or dividends or (d) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is his correct number and that he is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are exempt from backup withholding, including corporations and financial institutions. Certain penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. Each Stockholder should consult with his own tax advisor as to his qualification for exemption from withholding and the procedure for obtaining such exemption.

6. PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES

     According to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1995 (the "Company 10-K"), the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1996 (the "Company 10-Q") and information supplied to Purchaser by the Company, the Shares commenced trading on Nasdaq Stock Market under the symbol "TRSC" on December 18, 1979. Based on the foregoing, the Company has never paid regular cash dividends on the Shares; further, the Merger Agreement prohibits the Company from declaring or paying any dividend or distribution on the Shares (other than the Spin-Off). The following table sets forth, for the periods indicated, the high and low closing sales prices per Share on the Nasdaq Stock Market.

                                                                            HIGH     LOW
                                                                            ----     ----
    Fiscal Year 1995:
      First Quarter....................................................... $5 3/8   $4 5/8
      Second Quarter......................................................  6        5
      Third Quarter.......................................................  7 5/8    5 5/8
      Fourth Quarter......................................................  7 5/8    5 1/8
    Fiscal Year 1996:
      First Quarter.......................................................  6 3/8    5 1/4
      Second Quarter......................................................  6 3/4    5 1/2
      Third Quarter.......................................................  6 7/8    5 1/4
      Fourth Quarter......................................................  6 5/8    4 3/4
    Fiscal Year 1997:
      First Quarter (through October 22, 1996)............................  9 11/16  5

     On October 16, 1996, the last full trading day before the public announcement of Purchaser's intention to acquire the Shares, the closing sales price per Share on the Nasdaq Stock Market was $5.50. On October 22, 1996, the last full trading day before the commencement of the Offer, the closing sales price per Share on the Nasdaq Stock Market was $9 11/16 per Share. Stockholders are urged to obtain current market quotations for the Shares.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES, NASDAQ STOCK MARKET LISTING, EXCHANGE ACT REGISTRATION AND MARGIN SECURITIES

     The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

     The extent of the public market for the Shares and, according to the published guidelines of the NASD, the continued trading of the Shares on the Nasdaq Stock Market, after commencement of the Offer, will depend upon the number of holders of Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act, as described below, and other factors.

     The Company has informed Purchaser that, as of September 30, 1996, 17,749,158 Shares were outstanding. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, trading of the Shares on the Nasdaq Stock Market is discontinued, the liquidity of and market for the Shares could be adversely affected. Purchaser cannot predict whether or to what extent the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future prices to be greater or less than the Offer Price.

     The Shares are currently registered under Section 12(g) of the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application by the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by more than 300 holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and could make certain provisions of the Exchange Act no longer applicable to the Company such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated.

     Purchaser intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met. If registration of the Shares is not terminated prior to the Merger, the registration of the Shares under the Exchange Act will be terminated following consummation of the Merger.

     The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the loan value of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. If registration of Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for listing on the Nasdaq Stock Market.

8. CERTAIN INFORMATION CONCERNING THE COMPANY

     The Company is a Delaware corporation with its principal executive offices located at 3055 Triad Drive, Livermore, California 94550. According to the Company 10-K, the Company is a leading provider of business and information management solutions for the automotive aftermarket and the hardlines and lumber industry. The Company offers customers a variety of proprietary database products with periodic updates, software and hardware products, financing and ongoing support services.

     Set forth below is certain selected consolidated financial information with respect to the Company and its subsidiaries excerpted from the Company 10-K, the Company 10-Q and the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1995. More comprehensive financial information is included in such reports and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information".

                           TRIAD SYSTEMS CORPORATION

                      SELECTED CONSOLIDATED FINANCIAL DATA
                                 (IN THOUSANDS)

CONSOLIDATED STATEMENT OF OPERATIONS DATA:





                                             NINE MONTHS    NINE MONTHS
                                                ENDED          ENDED          YEAR ENDED SEPTEMBER 30,
                                              JUNE 30,       JUNE 30,      ------------------------------
                                                1996           1995            1995             1994
                                             -----------    -----------    -------------    -------------
                                             (UNAUDITED)    (UNAUDITED)
Total revenues.............................   $ 125,602      $ 127,270       $ 175,077        $ 167,278
Operating income...........................       1,542         14,075          20,532           19,361
Income (loss) before income taxes and
  extraordinary
  charge...................................      (1,186)         8,819          13,591           11,902
Provision for (benefit from) income
  taxes....................................        (451)         3,351           5,165            4,523
Income (loss) before extraordinary
  charge...................................        (735)         5,468           8,426            7,379
Extraordinary charge on repurchase of debt,
  net of taxes.............................          --            153             396              143
Net income (loss)..........................        (735)         5,315           8,030            7,236

CONSOLIDATED BALANCE SHEET DATA:



                                                                                  AT SEPTEMBER 30,
                                             AT JUNE 30,    AT JUNE 30,    ------------------------------
                                                1996           1995            1995             1994
                                             -----------    -----------    -------------    -------------
                                             (UNAUDITED)    (UNAUDITED)
Total current assets.......................   $  37,291      $  37,913       $  34,777        $  38,386
Total assets...............................     134,059        131,087         132,709          136,363
Notes payable and current portion of
  long-term debt...........................       7,575          6,699           3,032            6,773
Total current liabilities..................      37,366         37,193          33,346           38,302
Long-term debt.............................      50,806         52,756          52,577           56,633
Total liabilities..........................     119,533        122,114         118,488          124,222
Stockholders' equity.......................      14,526          8,973          14,221           12,141

     Available Information. The Company is subject to the informational filing requirements of the Exchange Act. In accordance therewith, the Company files periodic reports, proxy statements and other information with the Commission under the Exchange Act relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company. Such reports, proxy statements and other information may be inspected at the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at the regional offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies may be obtained upon payment of the Commission's prescribed fees by writing to its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549.

     Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. Although Purchaser and Parent do not have any knowledge that any such information is untrue, neither Purchaser nor Parent takes any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

9. CERTAIN INFORMATION CONCERNING PURCHASER, PARENT, HICKS MUSE AND HM INC.

     Purchaser, a Delaware corporation, was organized to acquire all the outstanding Shares pursuant to the Merger Agreement and has not conducted any unrelated activities since its organization. All of the outstanding capital stock of Purchaser (the "Purchaser Stock") is owned by Glenn E. Staats and Preston W. Staats, Jr., who are currently the sole stockholders of Parent (the "Parent Stockholders"). Pursuant to the terms of the Securities Purchase Agreement, the Parent Stockholders have agreed to contribute the Purchaser Stock to Parent prior to the consummation of the Offer, as a result of which contribution, Purchaser will become a wholly owned subsidiary of Parent. The principal executive offices of Purchaser are located at 6207 Bee Cave Road, Austin, Texas 78746.

     Parent, a Texas corporation, is a provider of business and information technology solutions to the automotive aftermarket industry. The principal executive offices of Parent are located at 6207 Bee Cave Road, Austin, Texas 78746. Parent offers customers electronic catalogs, interchange and other database products, as well as enterprise wide software applications integrated with computer hardware and full implementation and ongoing support. Parent also provides facilities management services to many of its large customers. Glenn E. Staats and Preston W. Staats, Jr. may convey a significant portion of their shares in Parent to certain employees and others in connection with the transactions contemplated hereby.

     Hicks Muse has agreed, pursuant to the Securities Purchase Agreement, to make an equity investment in Parent simultaneously with the consummation of the Offer, the proceeds of which investment Parent intends to contribute to Purchaser to use, along with the proceeds of the Tender Facility (as defined below), to purchase Shares in the Offer and to pay the expenses of the transactions contemplated by the Offer. A portion of such equity investment may be made by affiliates of Hicks Muse or by certain other persons designated by Hicks Muse. The ultimate general partner of Hicks Muse is Hicks Muse Fund III Incorporated, a Texas corporation ("HM Inc."). The principal executive offices of Hicks Muse are located at 200 Crescent Court, Suite 1600, Dallas, Texas 75201. For a description of the Securities Purchase Agreement, see Section 10.

     During the last five years, none of Purchaser, Parent, Hicks Muse or HM Inc., or, to the best knowledge of Purchaser or Parent, any of the persons listed in Schedule I (i) has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, Federal or state securities laws or finding any violation of such laws. The name, business address, present principal occupation or employment, five-year employment history and citizenship of each director and executive officer of Purchaser, Parent, and HM Inc. are set forth in Schedule I.

     None of Purchaser, Parent, Hicks Muse or HM Inc. or, to the best knowledge of Purchaser or Parent, any of the persons listed in Schedule I or any associate or majority owned subsidiary of any such persons, beneficially owns or has a right to acquire any equity security of the Company. None of Purchaser, Parent, Hicks Muse or HM Inc. or, to the best knowledge of Purchaser or Parent, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days.

     Except as described in this Offer to Purchase, (i) none of Purchaser, Parent, Hicks Muse or HM Inc. or, to the best knowledge of Purchaser or Parent, any of the persons listed in Schedule I has any contract, arrangement, understanding or relationship (whether or not legally enforceable) with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies; (ii) there have been no contacts, negotiations or transactions between Purchaser, Parent, Hicks Muse or HM Inc. or any of their respective subsidiaries or, to the best knowledge of Purchaser or Parent, any of the persons listed on Schedule I on the one hand, and the Company or any of its directors, officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the Commission.

10. SOURCE AND AMOUNT OF FUNDS

     Parent and Purchaser estimate that the total amount of funds required by the Purchaser to purchase all of the 17,749,158 Shares issued and outstanding, the 1,838,190 Shares issuable upon the exercise of outstanding Triad Options and the estimated 113,500 Shares issuable under the ESPP, pursuant to the Offer and the Merger (net of proceeds receivable by the Company upon exercise of the Triad Options and contributions under the ESPP aggregating $7.6 million) will be approximately $174.7 million. In addition, Parent and Purchaser estimate that the total amount of funds required to refinance certain existing indebtedness of the Company and Parent, provide for working capital and pay fees and expenses incurred in connection with the Offer and the Merger will be approximately $61.3 million.

     The Parent and Purchaser expect to obtain debt and equity financing in an aggregate amount of approximately $236 million for the purchase of Shares by the Purchaser in the Offer and the payment of related fees and expenses, and the refinancing of certain of existing indebtedness of the Company and Parent, of which up to $140 million will be obtained from the bank facilities described below, and a minimum of $95 million will be obtained from the sale by Parent of its common stock to Hicks Muse (which amount will be contributed by Parent to the capital of Purchaser (the "Equity Financing")). At the closing of the Merger, Parent and Purchaser expect that the Company, as the Surviving Corporation, will obtain the funds to refinance the borrowings of Parent, Purchaser, and the Company under each of the Tender Facility and the Interim Facility described below and to finance the purchase price of permitted acquisitions and for general corporate purposes, through bank borrowings by the Company in an aggregate amount of up to $170 million.

     The following table has been prepared by Parent and Purchaser after discussions with management of the Company and sets forth the approximate amounts, proposed sources, and uses of funds necessary to consummate the Offer and the Merger:

    Sources:
      Bank financing.......................................................  $140,000,000
      Sale of Common Stock.................................................    96,000,000
                                                                             ------------
              Total........................................................  $236,000,000
                                                                             ============
    Uses:
      Purchase stock of the Company(1).....................................  $174,700,000
      Refinance existing debt of the Company...............................    36,700,000
      Refinance existing debt of Parent....................................     5,100,000
      Working capital requirements.........................................     4,000,000
      Transaction costs....................................................    15,500,000
                                                                             ------------
              Total........................................................  $236,000,000
                                                                             ============

---------------

(1) Amount represents the amount payable to purchase the 17,749,158 Shares issued and outstanding, the 1,838,190 Shares issuable upon the exercise of outstanding Triad options and the estimated 113,500 Shares issuable under the ESPP, net of proceeds receivable by the Company upon exercise of the Triad Options and contributions under the ESPP aggregating $7.6 million).

  Credit Facilities

     The following is a summary of the material terms of the Bank Commitment Letter (as defined below). This summary is not a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the full text thereof which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Bank Commitment Letter may be examined, and copies thereof may be obtained, as set forth in Section 8 above.

     Pursuant to a commitment letter, dated October 16, 1996, among Purchaser, the Chase Manhattan Bank ("Chase") and Chase Securities Inc. ("CSI") (the "Bank Commitment Letter"), Chase has committed to provide for (i) a senior credit facility of up to $103.5 million, which may be used to finance the Offer (and a portion of which may be used by Parent in order to refinance certain of its indebtedness and to provide for its general corporate requirements) (the "Tender Facility"), (ii) a senior credit facility of up to $36.5 million to be made available to the Company until the date of the Merger to provide for the refinancing or defeasance of certain indebtedness of the Company (the "Interim Facility") and (iii) a senior credit facility of up to $170.0 million which may be used in order to finance the Merger and certain related expenses, to refinance certain indebtedness of the Company (including the Interim Facility), to repay amounts owing under the Tender Facility and to provide financing for future acquisitions in the same line of business and for other general corporate purposes (the "Merger Facility", and together with the Tender Facility and the Interim Facility, the "Credit Facilities").

     Chase's commitment under the Bank Commitment Letter and CSI's agreement to perform the services described therein are subject to (a) their not becoming aware after the date of the Bank Commitment Letter of any information or other matter which in their reasonable judgment (i) is materially inconsistent in a material and adverse manner with any information or other matter disclosed to them prior to the date of the Bank Commitment Letter (including any material potential liability or contingent obligation not reflected in the Projections (as defined in the Bank Commitment Letter)) or (ii) could reasonably be expected to have a material adverse effect on the business, operations, financial condition or prospects of Parent, Purchaser, the Company and their subsidiaries taken as a whole or on their ability to perform the covenants and obligations in a timely manner under the financing agreements, (b) there not having occurred a material disruption of or material adverse change in financial, banking or capital market conditions that, in their reasonable judgment, could materially impair the syndication of any of the Credit Facilities, (c) their satisfaction that there shall have been no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of Parent, Purchaser, the Company, Hicks Muse or any of their respective affiliates prior to and during the syndication of the Credit Facilities (which, in the case of Hicks Muse or any of its other affiliates, would materially impair the syndication of the Credit Facilities), (d) the negotiation, execution and delivery on or before January 15, 1997 of definitive documentation with respect to the Credit Facilities reasonably satisfactory to Chase and its counsel and (e) the other conditions set forth in the term sheets included in the Bank Commitment Letter.

     Tender Facility. The borrower of the Tender Facility will be Purchaser, provided that to the extent that Parent will refinance any of its existing indebtedness of up to $5.1 million (the "Parent Refinancing") or will require funds for its general corporate purposes of up to $3.4 million, Parent will be permitted to be a borrower or Purchaser will be permitted to make intercompany advances to Parent therefor (the "Parent Uses"). Loans under the Tender Facility will be available for multiple draws (the "Tender Loans") which, once repaid, may not be reborrowed. The proceeds of the Tender Loans will be used to finance, in part, (i) the acquisition by Purchaser of not less than 51% of the Shares,
(ii) the payment of interest, fees and other expenses incurred in connection with the Offer and the Merger and (iii) the Parent Uses. The Tender Facility will be repayable at any time after three months following the closing date upon demand but in no event later than the earlier of the date of the Merger and six months after the closing date.

     The Tender Loans bear interest at floating rates (equalling the highest of (i) the prime rate announced by Chase, (ii) the secondary market rate for certificates of deposit plus 1% or (iii) the federal funds effective rate from time to time plus 0.5%) or Eurodollar rates, plus certain applicable margins.

     The Tender Facility will be guaranteed by Parent and each of its direct and indirect subsidiaries other than the Company and its subsidiaries and certain foreign subsidiaries (each of Parent and such subsidiaries being referred to as a "Tender Credit Party"). The Tender Facility will be secured by a perfected first priority pledge of (i) all of the capital stock of Purchaser and, unless Purchaser owns at least 90% of all of the shares of the Company, all shares of the Company owned by Purchaser or any affiliate or designee thereof, whether acquired in the Offer or otherwise, (ii) all intercompany notes, and (iii) to the extent permitted under its existing contractual obligations, the material tangible and intangible assets of Parent.

     The definitive financing documentation with respect to the Tender Facility will contain customary representations, warranties and covenants (including, without limitation the following: limitations on indebtedness; liens; mergers, consolidations, liquidations, and dissolutions; sales of assets; leases; dividends, stock repurchases and other payments in respect of capital stock; capital expenditures; investments, loans and advances; optional payments of subordinated debt; modifications of equity and debt instruments; transactions with affiliates; sale and leasebacks; changes in fiscal year; negative pledge clauses; and, in the case of Purchaser, conduct of business or the incurrence of liabilities other than those related to the Offer and the Merger). Certain negative covenants will include customary exceptions. The Tender Facility will also contain customary events of default (including nonpayment of principal when due, nonpayment of interest, fees or other amounts within certain time periods, material inaccuracy of representations and warranties, violation of covenants with a grace period in the case of certain affirmative covenants, cross-default, bankruptcy, certain ERISA events, material judgments, actual or asserted invalidity of any loan document or change of control).

     Chase's obligation to fund the Tender Facility is contingent upon a number of material conditions, including: (i) each Tender Credit Party shall have executed and delivered satisfactory definitive financing documentation with respect to the Tender Facility; (ii) Parent shall have received the Equity Financing and shall have contributed all proceeds thereof to Purchaser for use in connection with the Offer; (iii) the Offer shall have been (or shall concurrently be) consummated pursuant to the Merger Agreement; the Spin-Off shall have occurred prior to (or concurrently with) the Merger as contemplated in the Merger Agreement in such a manner as to provide the Company with a release in respect of its indebtedness secured by the real estate distributed pursuant thereto; and no material provision of the Merger Agreement or the Securities Purchase Agreement shall have been amended, supplemented, waived or otherwise modified without the prior written consent of Chase, as agent under the Credit Facilities (the "Agent"); (iv) the Board shall have approved the Offer; (v) Purchaser shall have acquired, concurrently with the making of the first loans not less than 51% of the Common Stock of the Company, and there shall not have been any material change in the Shares outstanding on October 16, 1996 (net of treasury shares and after giving effect to any dilution), other than the issuance of options to acquire shares under the Company's stock option plans as of such date; (vi) the documents and materials filed publicly by Parent, Purchaser and the Company in connection with the Offer and the Merger shall be reasonably satisfactory in form and substance to the Agent; (vii) the capital structure, corporate structure, ownership and management of each Tender Credit Party after the Offer and as contemplated by the Merger Agreement shall be reasonably satisfactory in all respects, Parent, Purchaser and their subsidiaries shall have no outstanding indebtedness, liens or preferred equity after giving effect to the Offer other than indebtedness or liens under the Tender Facility or existing on October 16, 1996 (to the extent not refinanced in the Parent Refinancing), and such other indebtedness, liens or preferred equity as shall be approved by the Lenders, and the sources and uses of funding for the Offer and Merger shall be as set forth in the Bank Commitment Letter; (viii) all fees and expenses required to be paid on or before the closing date to the Lenders, the Agent and CSI shall have been paid; (ix) all governmental, shareholder and third party approvals necessary or advisable in connection with the Offer, the Merger, the financing contemplated by the Bank Commitment Letter and the continuing operations of Parent, Purchaser, the Company and their subsidiaries after the Offer, the Merger and the contemplated contribution (the "Surviving Corporation Contribution") by Parent after the consummation of the Merger of its assets (other than the stock of the Surviving Corporation) to the Surviving Corporation shall have been obtained and be in full force and effect (or there shall be a plan reasonably satisfactory to the Agent for obtaining thereof) and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the Offer, the Merger, the Surviving Corporation Contribution or the financing thereof; (x) the Lenders shall have received (A) a satisfactory projected pro forma balance sheet of Parent, Purchaser, the Company and their subsidiaries as at the closing date, consistent with the statement of proposed sources and uses as set forth in the Bank Commitment Letter, (B) audited financial statements of the Company for 1992 through 1995, (C) unaudited financial statements of the Parent for 1992 through 1995 and satisfactory evidence of a satisfactory review thereof by a nationally recognized accounting firm, and (D) unaudited interim combined financial statements of each of Parent, Purchaser, the Company for each fiscal month (if reasonably available) and quarterly period ended subsequent to December 31, 1995 as to which such financial statements are available, and such financial statements shall not, in the reasonable judgment of the Lenders, reflect any material adverse change in the financial condition of any of them as reflected in the financial statements or projections previously furnished to the Lenders, and the Lenders shall be satisfied that projected combined financial results for Parent, Purchaser and the Company for the 1996 fiscal year will be achieved; (xi) the Lenders shall have received a reasonably satisfactory business plan or budget for Parent and Purchaser and their subsidiaries (including the Company) (the "Business Plan") for the remainder of the 1996 fiscal year and the fiscal year 1997; (xii) the Lenders shall be satisfied that, following the Offer, the Merger and the Surviving Corporation Contribution, the leasing subsidiaries of the Surviving Corporation will have available to them independent financing in amounts and on terms that will enable them to support the sales of the Surviving Corporation as necessary to achieve the Business Plan; (xiii) the Lenders shall have received the results of a recent lien, tax and judgment search and such search shall reveal no liens on any of their assets (other than the real estate which is the subject of the Spin-Off) except for liens permitted by the credit documentation or liens to be discharged in connection with the contemplated transactions;
(xiv) all actions necessary or advisable to perfect the lien of the Agent shall have been taken and all fees shall have been paid or duly provided for; (xv) the Agent shall have received satisfactory evidence that the fees and expenses to be incurred in connection with the Offer, the Merger and the financing thereof shall not exceed an amount reasonable and customary for transactions of this type; (xvi) the Lenders shall have received a satisfactory solvency opinion from an independent valuation firm satisfactory to the Agent which shall document the solvency of Parent, Purchaser, the Surviving Corporation and their subsidiaries taken as a whole after giving effect to the Offer, the Merger, the Surviving Corporation Contribution and the other transactions contemplated hereby; (xvii) the Lenders shall have received a satisfactory environmental audit or review with respect to the material real property owned or leased by Parent, Purchaser, the Company and their subsidiaries; (xviii) the Agent shall have determined that reasonably satisfactory insurance relating to Parent, Purchaser, the Company and their subsidiaries will be in place after the Offer and the Merger; (xiv) the leases entered into by Parent in connection with the Spin-Off shall be on terms and conditions reasonably satisfactory to the Agent; (xv) the Lenders shall have received such legal opinions, documents and other instruments as are customary for transactions of this type or as they may reasonably request.

     Chase's obligations to fund each Tender Loan are subject to certain on-going conditions including: (i) all representations and warranties in the definitive financing documentation with respect to the Tender Facility (including, without limitation, the material adverse change and litigation representations) being true and correct in all material respects and (ii) there being no default or event of default in existence at the time of, or after giving effect to the making of, such Tender Loan.

     Interim Facility. The borrower of the Interim Facility will be the Company. Loans under the Interim Facility will be available for multiple draws (the "Interim Loans") which, once repaid, may not be reborrowed. The Interim Loans will be used to finance, in part, the refinancing or defeasance of the existing indebtedness of the Company. The Interim Loans will be repayable at any time after three months following the closing date of the Interim Facility upon demand but in no event later than the earlier of the date of the Merger and six months after such closing date.

     The Interim Loans bear interest at a floating rate (equalling the highest of (i) the prime rate announced by Chase, (ii) the secondary market rate for certificates of deposit plus 1% or (iii) the federal funds effective rate from time to time plus 0.5%) or Eurodollar rates, plus certain applicable margins.

     The Interim Facility will be guaranteed by each of the direct and indirect subsidiaries of the Company (each, an "Interim Credit Party") other than certain foreign subsidiaries. The Interim Facility will be secured by a perfected first priority security interest in all of the material tangible and intangible assets of the Company and its subsidiaries to the extent permitted under the existing contractual obligations of the Company and its subsidiaries.

     The Interim Facility will contain customary representations, warranties and covenants (including, without limitation, limitations on indebtedness; liens; mergers, consolidations, liquidations, and dissolutions; sales of assets; leases; dividends, stock repurchases and other payments in respect of capital stock; capital expenditures; investments, loans and advances; optional payments of subordinated debt; modifications of equity and debt instruments; transactions with affiliates; sale and leasebacks; changes in fiscal year; negative pledge clauses). Certain negative covenants will include customary exceptions. The Interim Facility will also contain customary events of default (including nonpayment of principal when due, nonpayment of interest, fees or other amounts within certain time periods, material inaccuracy of representations and warranties, violation of covenants with a grace period in the case of certain affirmative covenants, cross-default, bankruptcy, certain ERISA events, material judgments, actual or asserted invalidity of any loan document or change of control).

     Chase's obligations to lend under the Interim Facility is contingent upon a number of material conditions, including: (i) each Tender Credit Party shall have executed and delivered satisfactory definitive financing documentation with respect to the Tender Facility, (ii) the first loans shall have been made under the Tender Facility and the conditions precedent thereto shall have been satisfied, (iii) all actions necessary or advisable to perfect the lien of the Agent shall have been taken and all fees shall have been paid or duly provided for, and (iv) the Lenders shall have received such legal opinions, documents and other instruments as are customary for transaction of this type or as they may reasonably request.

     Chase's obligations to fund each Interim Loan are subject to certain on-going conditions including: (i) all representations and warranties in the definitive financing documentation with respect to the Interim Facility (including, without limitation, the material adverse change and litigation representations) being true and correct in all material respects and (ii) there being no default or event of default in existence at the time of, or after giving effect to the making of, such Interim Loan.

     Merger Facility. The borrower of the Merger Facility will be the Company, as the Surviving Corporation. Loans under the Merger Facility will be available in the form of a six-year senior secured $135.0 million term loan (the "Term Loan") and a six-year senior secured $35.0 million revolving loan (the "Revolving Loan" and together with the Term Loan, the "Merger Loans"), of which up to an agreed amount may be used for letters of credit and swing line loans. The Term Loan will be repayable pursuant to an amortization schedule to be agreed upon, and the Revolving Loan is repayable on a date approximately six years after the closing date of the Merger Facility. The proceeds of the Term Loan will be used to (i) refinance the borrowings of Purchaser and Parent under the Tender Facility, (ii) finance the payment of the consideration payable in the Merger to remaining holders of shares, (iii) refinance all or such portion of the indebtedness of the Company outstanding after the Merger, including the Interim Facility, (iv) pay fees and expenses of the Merger and the Tender Offer, and (v) to finance general corporate expenditures. The proceeds of the Revolving Loan shall be used for working capital purposes and other general corporate purposes of the Company and its subsidiaries and, for the Merger in an amount not to exceed $5.0 million.

     The Merger Loans will bear interest at a floating rate (equalling the highest of (i) the prime rate announced by Chase, (ii) the secondary market rate for certificates of deposit plus 1% or (iii) the federal funds effective rate from time to time plus 0.5%) or Eurodollar rates, plus certain applicable margins.

     The Merger Loans will be subject to mandatory prepayment provisions from the net proceeds from sales or issuances of debt or equity, the sale or other disposition by Parent, the Company or any of their respective subsidiaries of assets and excess cash flow, subject to certain exceptions.

     The Merger Facility will be guaranteed by Parent and each of its direct and indirect subsidiaries (each a "Merger Credit Party") other than the Company and certain foreign subsidiaries. The Merger Facility will be secured by a perfected first priority security interest in (i) all of the capital stock of the Company and each of its direct and indirect subsidiaries (provided that if the pledge of all of the capital stock of any foreign subsidiary would have adverse tax consequences, only 65% of the capital stock of such foreign subsidiary shall be required to be pledged) and (ii) all tangible and intangible assets except for those assets as to which the agent shall determine that the costs of obtaining such a security interest are excessive in relation to the value of the security to be afforded thereby.

     The Merger Facility will contain customary representations, warranties and covenants (including, without limitation, the following: limitations on indebtedness; liens; mergers, consolidations, liquidations, and dissolutions; sales of assets; leases; dividends, stock repurchases and other payments in respect of capital stock; capital expenditures; investments, loans and advances; optional payments of subordinated debt; modifications of equity and debt instruments; transactions with affiliates; sale and leasebacks; changes in fiscal year; negative pledge clauses; changes in lines of business; and changes in passive holding company status of Parent after the consummation of the Merger). The Merger Facility will also contain customary events of default (including nonpayment of principal when due, nonpayment of interest, fees or other amounts within certain time periods, material inaccuracy of representations and warranties, violation of covenants with a grace period in the case of certain affirmative covenants, cross-default, bankruptcy, certain ERISA events, material judgments, actual or asserted invalidity of any loan document or change of control).

     Chase's obligations to lend under the Merger Facility is contingent upon a number of material conditions, including: (i) each Merger Credit Party shall have executed and delivered satisfactory definitive financing documentation with respect to the Merger Facility, (ii) all obligations of Purchaser or the Surviving Corporation under the Tender Facility and the Company under the Interim Facility shall have been refinanced with the proceeds of the Merger Facility, (iii) the Spin-Off shall have occurred on a basis that provides to the Company a release from its obligations under the indebtedness secured by the underlying real estate, the Merger shall have been (or shall be concurrently therewith) consummated pursuant to the Merger Agreement and all required stockholder approval to effect the Merger shall have been obtained, and no material provision of the Merger Agreement shall have been amended, supplemented, waived or otherwise modified without the prior written consent of the Agent; (iv) except for certain agreed indebtedness, neither Purchaser nor the Surviving Corporation shall have any outstanding indebtedness, liens or preferred equity after giving effect to the Merger other than such indebtedness, liens or preferred equity as shall be approved by the Lenders, (v) the documents and materials filed publicly by Parent, Purchaser and the Company in connection with the Offer and the Merger shall have been furnished to the Agent, (vi) the Lenders, the Agent and CSI shall have received all fees and expenses required to be paid on or before the closing date; (vii) except for certain agreed approvals, all governmental, shareholder and third party approvals necessary or advisable in connection with the Merger, the Spin-Off, the Surviving Corporation Contribution, the financing contemplated by the Bank Commitment Letter and the continuing operations of Parent, Purchaser and their subsidiaries after the Merger and the Surviving Corporation Contribution shall have been obtained and be in full force and effect and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the Offer, the Merger, the Spin-Off, the Surviving Corporation Contribution or the financing thereof; (viii) all actions necessary or advisable to perfect the lien of the Agent shall have been taken and all fees shall have been paid or duly provided for; (ix) the Agent shall have received satisfactory evidence that the fees and expenses to be incurred in connection with the Offer, the Merger and the financing thereof shall not exceed an amount reasonably and customary for transactions of this type; (x) the Agent shall have determined that reasonably satisfactory insurance relating to Parent, Purchaser, the Company and their subsidiaries will be in place after the Offer and the Merger; and (xi) the Lenders shall have received such legal opinions, documents and other instruments as are customary for transactions of this type or as they may reasonably request.

     Chase's obligations to fund each Merger Loan are subject to certain on-going conditions including: (i) all representations and warranties in the definitive financing documentation with respect to the Merger Facility (including, without limitation, the material adverse change and litigation representations) being true and correct in all material respects and (ii) there being no default or event of default in existence at the time of, or after giving effect to the making of, such Merger Loan.

     The margin regulations promulgated by the Federal Reserve Board place restrictions on the amount of credit that may be extended for the purposes of purchasing margin stock (including the Shares) if such credit is secured directly or indirectly by margin stock. The Purchaser believes that the financing of the acquisition of the Shares will be in full compliance with or not subject to the margin regulations.

  THE SECURITIES PURCHASE AGREEMENT

     The following is a summary of the material terms of the Securities Purchase Agreement. This summary is not a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the full text thereof which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Securities Purchase Agreement may be examined, and copies thereof may be obtained, as set forth in Section 8 above.

     Pursuant to the Securities Purchase Agreement, Hicks Muse has agreed to make the Equity Financing simultaneously with the consummation of the Offer, the proceeds of which Parent intends to contribute to Purchaser to use, along with the proceeds from the Tender Facility, to purchase the Shares in the Offer and to pay the expenses of the transactions contemplated by the Offer.

     The Securities Purchase Agreement provides that prior to and as a condition of the Equity Financing, the Parent Stockholders will contribute all the capital stock of Purchaser to Parent, at which time Purchaser will become a wholly owned subsidiary of Parent. The Securities Purchase Agreement also provides that Applied Data Specialty, Inc. and Canadian Aftermarket Network, Inc., which are affiliates of Parent (wholly owned by the Parent Stockholders), will be merged with and into Parent prior to and as a condition to the Equity Financing. Hicks Muse's obligation to consummate the Equity Financing is also conditioned upon there being validly tendered and not withdrawn prior to the time the Offer expires a number of Shares which constitutes at least 51% of the Shares on a fully-diluted basis and such Shares having been accepted for payment by Purchaser in accordance with the terms of the Offer and the Offer having otherwise been consummated.

     In addition, the Equity Financing is conditioned upon certain other customary closing conditions, including but not limited to (i) the representations and warranties of Parent and the Parent Stockholders being true and complete in all material respects as of the closing of the Equity Financing,
(ii) Parent and the Parent Stockholders having complied with and performed all of their covenants and conditions to be complied with or performed prior to closing (iii) Parent having obtained all approvals, consents or waivers scheduled in the Securities Purchase Agreement or required to be scheduled therein or necessary or advisable to the consummations of the transactions contemplated thereby (iv) the expiration or termination of the applicable HSR Act waiting period and (v) there being no order, decree or judgement of any court, agency or governmental entity (as defined therein) being rendered against any party to the Securities Purchase Agreement which would render it unlawful as of the closing date to effect the transactions contemplated thereby in accordance with its terms.

     The Securities Purchase Agreement provides that it may be terminated (i) by mutual written consent of Hicks Muse and Parent; (ii) by either Hicks Muse or Parent if the closing of the Equity Financing shall not have occurred on or before February 1, 1997; (iii) by either Hicks Muse or Parent if there shall have been entered a final, nonappealable order or injunction or any governmental entity restraining or prohibiting the consummation of the transactions contemplated hereby or any material part thereof; (iv) by either Hicks Muse or Parent if, prior to the closing, Parent or the Parent Stockholders with respect to Hicks Muse, or Hicks Muse with respect to Parent, is in material breach of any representation, warranty, covenant or agreement contained in the Securities Purchase Agreement and such breach shall not be cured within fifteen (15) days of the date of notice of default served by the party claiming such material default, provided that such terminating party shall not also be in material breach of such agreement at the time notice of termination is delivered; (vi) by either Hicks Muse or Parent if the Merger Agreement shall have been terminated; or (vii) by Hicks Muse in the event it shall request Parent to terminate the Merger Agreement or Offer in accordance with its rights under the Securities Purchase Agreement.

     The Securities Purchase Agreement provides that without the express written consent of Hicks Muse, neither Parent nor Purchaser shall amend or modify the Merger Agreement or the terms of the Offer or waive any condition of or right under or with respect to the Offer or the Merger Agreement. Each of Parent and Purchaser also agrees to exercise its rights under the Merger Agreement in accordance with the reasonable requests of Hicks Muse (including without limitation the right to terminate the Merger Agreement in the event it has such right). Notwithstanding the foregoing, neither Parent nor Purchaser is required to take any action that would cause it to breach the Merger Agreement. Further, nothing in the Securities Purchase Agreement prevents Parent or Purchaser from terminating the Merger Agreement or the Offer in accordance with their respective terms without the consent of Hicks Muse.

     Pursuant to the Securities Purchase Agreement in the event the Offer is not consummated and Parent, Canadian Aftermarket Network, Inc. or Applied Data Specialty, Inc. receives any fee from the Company or any of its affiliates (as defined) in the nature of a topping fee, bust-up fee or any similar arrangement (the "Company Topping Fee"), such company agrees to pay to Hicks Muse a fee equal to 50% of the Company

Topping Fee after deduction of any portion of such fee Purchaser and its affiliates are required to pay to their financing sources for the Offer (other than to Parent and Hicks Muse and their affiliates).

11. BACKGROUND OF THE OFFER

     During the period from August 1994 through January 1996, certain members of senior management of the Company and Parent met on at least five occasions and discussed, in general terms, a possible business alliance or business combination between Parent and the Company. Although neither price nor the specific terms of any business combination were discussed at any of the meetings, it was assumed by the parties that the Company, as a public company, would be the surviving entity in any business combination. Following the January 1996 meeting, management of Parent determined that acquisition of the Company by Parent would best enable Parent and its shareholders to achieve their strategic goals.

     In June 1996, Hicks Muse and Parent entered into a confidentiality agreement whereby Hicks Muse agreed to treat as confidential certain information provided to it by Parent. During June and July 1996, on several occasions representatives of Parent met, and had telephone conversations, with representatives of Hicks Muse regarding a potential acquisition of the Company by Parent. During this period, representatives of Hicks Muse conducted a due diligence review of Parent. At certain of the meetings, Parent made a formal presentation regarding the potential acquisition, including estimates of requisite financing, market information, and pro forma financial information and projections (which, with respect to the Company, were based solely on the publicly-available information filed by the Company with the Commission). In July 1996, Parent received a verbal commitment from Hicks Muse that Hicks Muse or an affiliate thereof would provide equity financing for the acquisition by Parent of the Company and would also assist in arranging debt financing for the transaction.

     During the last week of July and first two weeks of August 1996, representatives of CSI and Coopers & Lybrand visited Parent's offices to conduct a due diligence review of Parent. At the conclusion of their due diligence review, Chase made an oral commitment, subject to certain conditions, to provide debt financing for the acquisition of the Company by Parent.

     On August 21, 1996 members of senior management of Parent met with members of senior management of the Company and a representative of Richard C. Blum & Associates, L.P. ("Blum") at the Company's offices in Livermore, California. Blum is the beneficial owner of approximately 11.3% of the Company's outstanding Shares and Richard C. Blum, Chairman and President of Blum, is a director of the Company. At that meeting, Parent first introduced the idea of an acquisition of the Company by Parent or an affiliate thereof and indicated that it had arranged for the financing of such a transaction. The meeting was adjourned and reconvened on August 22, 1996. Messrs. Hicks and Blum, along with other representatives of Blum, joined the reconvened meeting, at which time the possible transaction was discussed. At that meeting, Parent stated that it was prepared to proceed with an acquisition of the Company at a price of $7.50 per share. This proposal did not contemplate the Spin-Off, which was subsequently negotiated by the parties. The participants also discussed the possibility of Blum rolling over the Shares beneficially owned by it into an investment in Parent in connection with an acquisition of the Company by Parent. Accordingly, on August 29, 1996, Parent and Blum entered into a confidentiality agreement whereby Blum agreed to treat as confidential certain information provided to it by Parent. On September 3 and 4, 1996, representatives of Blum visited Parent's headquarters to conduct a due diligence review of Parent. Representatives of Hicks Muse were also present.

     On September 5, 1996, during a regularly scheduled meeting of the Board, the potential acquisition by Parent was discussed generally by the Board. The Board authorized the Company to continue discussions with Parent regarding a potential transaction. In connection therewith, Mr. Blum informed Mr. Hicks (a) that Blum was not willing to consider any transaction that was not made available to all stockholders of the Company and (b) that although the Board was prepared to entertain Parent's proposal, it considered the price of $7.50 per Share inadequate.

     On September 9, 1996, Blum informed Parent in writing that Blum would not participate in a transaction involving the Company that was not made available to all of the Company's stockholders. Accordingly, Blum decided that it would not roll over its investment in the Company into Parent.

     On September 24, 1996, Hicks Muse delivered a commitment letter to Parent providing for, among other things and subject to certain conditions, an investment by Hicks Muse or an affiliate thereof in the common equity of Parent, and the purchase of debt securities of Parent to be funded at the consummation of the Merger.

     On September 27, 1996, Hicks Muse delivered a letter to the Company stating that Hicks Muse and Parent were prepared to offer to purchase all of the outstanding Shares at a price of $9 per Share in cash. This proposal also did not contemplate the Spin-Off which was subsequently negotiated by the parties. On October 3, 1996, the Board held a special meeting to review the proposed offer from Hicks Muse and Parent and concluded that, in order to maximize the consideration to be received by the Company's stockholders, the real estate owned by the Company in Livermore, California, should be excluded from the transaction and the Company should seek an increase in the cash price per share. Over the next two weeks, representatives of Parent, the Company, Hicks Muse and Blum negotiated the details of the structure of the transaction, including the Spin-Off and the Offer Price.

     On October 16, 1996, Chase and CSI delivered the Bank Commitment Letter to Purchaser regarding certain debt financing in connection with the Offer and the Merger, subject to the terms and conditions set forth therein.

     On October 16, 1996, the Board unanimously approved the Offer, the Merger, the Merger Agreement, and the Spin-Off at a special meeting, and, in the early morning hours of October 17, 1996, Purchaser, Parent and the Company executed the Merger Agreement, and Parent, the Company and the Selling Stockholders executed the Stockholders Agreement. On October 17, 1996, the Company and Parent issued a joint press release announcing the execution of the Merger Agreement. On October 23, 1996, Purchaser commenced the Offer.

12. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY; THE MERGER AGREEMENT; THE STOCKHOLDERS AGREEMENT; THE RIGHTS AGREEMENT; THE SPIN-OFF; OTHER MATTERS

  Purpose of the Offer and the Merger; Plans for the Company

     The purpose of the Offer and the Merger is to enable Parent, through Purchaser, to acquire, in one or more transactions, control of the Board, and the entire equity interest in, the Company. The Offer is intended to increase the likelihood that the Merger will be completed promptly.

     Parent intends, from time to time after completion of the Offer, to evaluate and review the Company's assets, operations, management and personnel and consider what, if any, changes would be desirable in light of circumstances which then exist. Parent reserves the right to take such actions or effect such changes as it deems advisable.

     Following the completion of the Merger, Parent presently intends to integrate the Company's business with Parent's existing operations. Parent regards this integration as an opportunity to achieve certain cost savings.

     Except as noted in this Offer to Purchase, Purchaser and Parent have no present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, or sale or transfer of a material amount of assets, involving the Company or any subsidiary or any other material changes in the Company's capitalization, dividend policy, corporate structure, business or composition of its management.

  THE MERGER AGREEMENT

     The following is a summary of the material terms of the Merger Agreement. This summary is not a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the full text thereof, which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Merger Agreement may be examined, and copies thereof may be obtained, as set forth in Section 8 above.

     The Offer. The Merger Agreement provides for the commencement of the Offer, in connection with which the Purchaser has expressly reserved the right to waive certain conditions of the Offer; however, without the prior written consent of the Company, Purchaser has agreed not to (i) decrease the Offer Price or the form of consideration therefor or decrease the number of Shares sought pursuant to the Offer, (ii) change, in any material respect, the conditions to the Offer,
(iii) impose additional material conditions to the Offer, (iv) waive the condition that there shall be validly tendered and not withdrawn prior to the time the Offer expires a number of Shares which constitutes at least 51% of the Shares outstanding on a fully-diluted basis (as defined in the Merger Agreement) on the date of purchase, (v) extend the expiration date of the Offer (except that Purchaser may extend the expiration date of the Offer (a) as required by law, (b) for up to ten business days after the initial expiration date or for longer periods (not to exceed 90 calendar days from the date of commencement) in the event that any condition to the Offer is not satisfied, or (c) for one or more times for an aggregate period of up to 15 days (not to exceed 90 calendar days from the date of commencement) for any reason other than those specified in the immediately preceding clauses (a) or (b)), or (vi) amend any term of the Offer in any manner materially adverse to holders of Shares; provided, however, that, except as set forth above, Purchaser may waive any other condition to the Offer in its sole discretion; and provided further, that the Offer may be extended in connection with an increase in the consideration to be paid pursuant to the Offer so as to comply with applicable rules and regulations of the Commission.

     Board Representation. The Merger Agreement provides that promptly upon the purchase by Parent or any of its subsidiaries of such number of Shares which represents at least 51% of the outstanding Shares on a fully-diluted basis (as defined in the Merger Agreement), and from time to time thereafter, Parent shall be entitled to designate such number of directors, rounded up to the next whole number (but in no event more than one less than the total number of directors of the Board of the Company) as will give Parent, subject to compliance with
Section 14(f) of the Exchange Act, representation on the Board equal to the product of (x) the number of directors on the Board (giving effect to any increase in the number of directors pursuant to the Merger Agreement) and (y) the percentage that such number of Shares so purchased bears to the aggregate number of Shares outstanding (such number being the "Board Percentage"). The Company has agreed, upon request of Parent, to promptly satisfy the Board Percentage by increasing the size of the Board or using its best efforts to secure the resignations of such number of directors as is necessary to enable Parent's designees to be elected to the Board and to cause Parent's designees promptly to be so elected, provided that no such action shall be taken which would result in there being, prior to the consummation of the Merger, less than two directors of the Company that are not affiliated with Parent. Following the election or appointment of Parent's designees pursuant to the Merger Agreement and prior to the Effective Time of the Merger, any amendment or termination of the Merger Agreement, extension for the performance or waiver of the obligations or other acts of Parent or Purchaser or waiver of the Company's rights thereunder shall require the concurrence of a majority of the directors of the Company then in office who are Continuing Directors. The term "Continuing Directors" means (i) each member of the Board on the date of the Merger Agreement who voted to approve the Merger Agreement and (ii) any successor to any Continuing Director that was recommended to succeed such Continuing Director by a majority of the Continuing Directors then on the Board.

     Consideration to be Paid in the Merger. The Merger Agreement provides that upon the terms (but subject to the conditions) set forth in the Merger Agreement, Purchaser will be merged with and into the Company. In the Merger, at the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holders of any of the Shares, each Share issued and outstanding immediately prior to the Effective Time (excluding Shares owned directly or indirectly by the Company or any of its subsidiaries or by Parent, Purchaser or any other subsidiary of Parent and Dissenting Shares) shall be converted into the right to receive $9.25 per share in cash, without any interest thereon, less any required withholding taxes. Each share of the capital stock of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $.01 per share, of the Surviving Corporation.

     Stockholder Meeting. The Merger Agreement provides that as soon as practicable after the date thereof, the Company and Parent shall prepare and file with the Commission a proxy statement (if required by applicable law) in definitive form relating to a meeting of the Stockholders to approve the Merger (as may be amended from time to time, the "Proxy Statement"). Pursuant to the Merger Agreement, the Company is required to use its best efforts to respond to all Commission comments with respect to the Proxy Statement and to cause the Proxy Statement to be mailed to the Stockholders at the earliest practicable date. The Merger Agreement also provides that the Company will, as soon as practicable following the acceptance for payment of and payment for Shares in the Offer, duly call, give notice of, convene and hold a meeting (the "Special Meeting") of its Stockholders for the purpose of approving the Merger Agreement and the transactions contemplated thereby. At the Special Meeting, Parent shall cause all the Shares then owned by Parent and Purchaser and any of their subsidiaries or affiliates to be voted in favor of the Merger. Notwithstanding the foregoing, the Merger Agreement provides that in the event if Purchaser acquires at least 90% of the outstanding Shares in the Offer, the Merger may be effected without a meeting of the Stockholders in accordance with
Section 253 of the DGCL.

     Representations and Warranties. The Merger Agreement contains various representations and warranties of the parties thereto. These include representations and warranties by the Company with respect to corporate existence and power, capital structure, corporate authorization, noncontravention, consents and approvals, Commission filings, information supplied, compliance with applicable laws, litigation, taxes, pension and benefit plans and ERISA, absence of certain changes or events, absence of material liabilities, opinion of financial advisor, vote required, labor matters, intangible property, environmental matters, real property, board recommendation, material contracts, related party transactions, indebtedness, liens and other matters.

     Parent and Purchaser have also made certain representations and warranties with respect to corporate existence and power, corporate authorization, consents and approvals, noncontravention, information supplied, board recommendation, financing, and other matters.

     Conduct of Business Pending the Merger. The Company has agreed that during the period from the date of the Merger Agreement to the Effective Time, except as otherwise provided in the Merger Agreement or consented to by Parent, the Company and its subsidiaries will conduct their business in the usual, regular and ordinary course of business in substantially the same manner as conducted prior to the date of the Merger Agreement and shall use all reasonable efforts to preserve intact their business organizations, keep available the services of its current officers and employees and preserve relationships with third parties with whom they have business dealings to the end that their goodwill and ongoing business shall not be impaired in any material respect at the Effective Time. The Company has further agreed that it shall not, nor shall it permit any of its subsidiaries to: (i) declare or pay any dividends on or make any other distributions in respect of any of its capital stock (other than the Spin-Off);
(ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (iii) repurchase or otherwise acquire any shares of its capital stock, except as required by the terms of its securities already outstanding or as contemplated by the Merger Agreement or employee benefit and dividend reinvestment plans in effect as of October 17, 1996; (iv) grant any options, warrants or rights to purchase Shares or amend or reprice any option or any of the Company's stock option plans; (v) amend the ESPP, permit any person not a participant in the ESPP on October 17, 1996 to become a participant in the ESPP, or permit any participant in the ESPP to increase such participant's current payroll deductions with respect to the ESPP; or (vi) issue, deliver or sell, or authorize or propose to issue, deliver or sell, any shares of its capital stock, any Company voting debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares, Company voting debt or convertible securities, other than (a) issuances of shares upon the exercise of options granted under stock option plans of the Company which were outstanding as of October 17, 1996, or in satisfaction of stock grants or stock based awards made prior to October 17, 1996 pursuant to stock option plans of the Company or based upon individual agreements such as employment agreements or executive termination agreements (in each case, as in effect on October 17, 1996), or the issuance of options to purchase up to 75,000 Shares in connection with an offer of employment outstanding on the date of October 17, 1996; and (b) issuances by a wholly owned subsidiary of its capital stock to its parent; (vii) make or propose to make any changes in its Certificate of Incorporation or Bylaws; (viii) acquire or agree to acquire by merger or consolidation or purchase a substantial equity interest in or substantial portion of assets of any corporation, partnership, association or other business organization or division thereof; (ix) sell, lease, encumber or otherwise dispose of, or agree to sell, lease (whether such lease is an operating or capital lease), encumber or otherwise dispose of, any of its assets except for dispositions of real property or non-material dispositions in the ordinary course of business consistent with past practice which are not material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole; (x) authorize, recommend, or propose to adopt a plan of complete or partial liquidation or dissolution except as permitted by the Merger Agreement; (xi) take or agree to take any action that would result in any of the Company's representations or warranties contained in the Merger Agreement being untrue in any material respects or any of the Company's covenants contained in the Merger Agreement not being satisfied in all material respects; (xii) increase in any manner the compensation of directors, officers or key employees, other than in the ordinary course and consistent with past practice, pay or agree to pay any pension, retirement allowance or other employee benefit not required or contemplated by any benefit plans or pension plans of the Company as in effect on October 17, 1996 to any such director, officer or key employee, enter into any new, or materially amend any existing, employment, severance or termination agreement with any such director, officer or key employee or, except as may be required by law, become obligated under any new employee benefit plan or pension plan; (xiii) assume or incur indebtedness for borrowed money or act as guarantor for any such indebtedness, issue or sell any debt securities or warrants or rights to acquire debt securities or guarantee any debt securities of others, or enter into any lease or create any mortgages, liens or security interests on Company property or enter into any "keep well" or other agreement or arrangement to maintain the financial condition of another person other than certain arrangements disclosed in the Merger Agreement; (xiv) enter into any contract, agreement or other document or instrument that would be required to be filed with the Commission or enter into any amendment, modification or waiver under any contract, agreement or other document or instrument previously filed with the Commission which amendment, modification or waiver would be required to be so filed; (xv) take any action, other than in the ordinary course of business consistent with past practice or as required by the Commission or by law, with respect to accounting policies, procedures and practices; or (xvii) incur any capital expenditures in excess of $2,000,000, or any product or software development costs in excess of $4,000,000 in the aggregate.

     Other Agreements. The Company, Parent and Purchaser have agreed to use their respective best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement and the Stockholders Agreement, subject, as applicable, to Stockholder approval, including cooperating fully with the other party, including by provision of information and making of all necessary filings in connection with, among other things, approvals under the HSR Act. Parent and the Company have also made certain agreements regarding publicity, access to information and confidentiality.

     No Solicitation. From and after the date of the Merger Agreement until the termination thereof, neither the Company nor any of its subsidiaries, nor any of their respective officers, directors, employees, representatives, agents or affiliates (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its subsidiaries) (such officers, directors, employees, representatives, agents, affiliates, investment bankers, attorneys and accountants being collectively referred to as "Representatives"), will, directly or indirectly, initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal, and neither the Company nor any of its subsidiaries will authorize or permit any of its Representatives to take any such action, and the Company shall notify Parent orally (within one business day) and in writing (as promptly as practicable) of all of the relevant details relating to, and all material aspects of, all inquiries and proposals which it or any of its subsidiaries or any of their respective Representatives may receive relating to any of such matters and, if such inquiry or proposal is in writing, the Company shall deliver to Parent a copy of such inquiry or proposal promptly; provided, however, that the Board is not prohibited from (i) furnishing information to, or entering into discussions with, any person or entity that makes an unsolicited written bona fide Acquisition Proposal and in respect of which such person or entity has the necessary funds or commitments therefor if, and only to the extent that, (A) the Board, after consultation with and based upon the advice of independent legal counsel

(who may be the Company's regularly engaged independent legal counsel), determines in good faith that such action is necessary for the Board to comply with its fiduciary duties to stockholders under applicable law, (B) prior to taking such action, the Company (x) provides reasonable notice to Parent to the effect that it is taking such action and (y) receives from such person or entity an executed confidentiality agreement in reasonably customary form, and (C) the Company shall promptly and continuously advise Parent as to all of the relevant details relating to, and all material aspects of, any such discussions or negotiations, or (ii) failing to make or withdrawing or modifying its recommendation to the holders of the Shares to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, and to accept the Offer and tender their Shares pursuant thereto, if there exists an Acquisition Proposal and the Board, after consultation with and based upon the advice of independent legal counsel (who may be the Company's regularly engaged independent counsel), determines in good faith that such action is necessary for the Board to comply with its fiduciary duties to stockholders under applicable law. The term "Acquisition Proposal" means any of the following transactions (other than the transactions between the Company, Parent and Purchaser contemplated in the Merger Agreement) involving the Company or any of its subsidiaries: (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 15% or more of the assets (other than real property) of the Company and its subsidiaries taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 15% or more of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

     Fees and Expenses. The Merger Agreement provides that all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expense, except as otherwise provided in the Merger Agreement and except with respect to claims for damages incurred as a result of the breach of the Merger Agreement. In addition, the Company has agreed to pay Parent a fee in immediately available funds equal to $4,000,000 upon the termination of the Merger Agreement in accordance with the terms thereof if any of the following events occurs (each, a "Trigger Event"): (i) the Board shall have withdrawn or adversely modified, or taken a public position materially inconsistent with, its approval or recommendation of the Offer, the Merger, the Merger Agreement or the Stockholders Agreement; or (ii) an Acquisition Proposal has been recommended or accepted by the Company or the Company shall have entered into an agreement (other than a confidentiality agreement as contemplated by the Merger Agreement) with respect to an Acquisition Proposal. In the event (i) the Merger Agreement shall be terminated in accordance with its terms, (ii) at or prior to such termination, any person or group of persons shall have made an Acquisition Proposal (each such person or member of a group of such persons being referred to as a "Designated Person"), and (iii) either (A) a transaction contemplated by the term "Acquisition Proposal" shall be consummated, on or before the 90th day following the termination of the Merger Agreement, with any Designated Person or any affiliate of any Designated Person or (B) the Company or any of its subsidiaries shall enter into an agreement, on or before the 90th day following the termination of the Merger Agreement, with respect to an Acquisition Proposal with any Designated Person or any affiliate of any Designated Person and a transaction contemplated by the term "Acquisition Proposal" shall thereafter be consummated with such Designated Person or affiliate thereof, then the Company shall pay to Parent a fee in immediately available funds equal to $4,000,000, such fee to be paid contemporaneously with the consummation of the contemplated transaction. Any amounts payable to Parent pursuant to the foregoing that are not paid when due shall bear interest at the rate of 9% per annum from the date due through and including the date paid.

     Conditions to the Merger. Pursuant to the Merger Agreement, the respective obligation of each party to effect the Merger is subject to the satisfaction prior to the Closing Date of the following conditions: (i) the Merger Agreement and the Merger shall have been approved and adopted by the affirmative vote of the holders of a majority of the Shares entitled to vote thereon if such vote is required by applicable law; provided that Parent and Purchaser shall vote all Shares purchased pursuant to the Offer in favor of the Merger, (ii) the waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired, (iii) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that prior to invoking the condition, each party shall use all commercially reasonable efforts to have any such decree, ruling, injunction or order vacated, (iv) no statute, rule, order, decree or regulation shall have been enacted or promulgated by any government or governmental agency or authority which prohibits the consummation of the Merger; and (v) Purchaser shall have accepted for payment and paid for the Shares tendered in the Offer such that, after such acceptance and payment, Parent and its affiliates shall own, at consummation of the Offer, a majority of the outstanding Shares of the Company; provided that this condition shall be deemed to have been satisfied if Purchaser fails to accept for payment and pay for Shares pursuant to the Offer in violation of the terms and conditions of the Offer.

     Termination. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or Parent by (a) mutual written consent of the Company and Parent or by mutual action of their respective Boards of Directors;
(b) either the Company or Parent, (i) prior to consummation of the Offer if there has been a breach of any representation, warranty, covenant or agreement on the part of the other set forth in the Merger Agreement, which breach has not been cured within three business days following receipt by the breaching party of notice of such breach, or (ii) if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and non-appealable; (c) either the Company or Parent, so long as such party has not breached its obligations under the Merger Agreement, if the Merger shall not have been consummated on or before February 18, 1997; provided, that such right to terminate the Merger Agreement under this clause shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date; (d) Parent or the Company in the event that a Trigger Event has occurred (see "Fees and Expenses" above); (e) Parent in the event an Acquisition Proposal has been made to the Company and the Company shall fail to reaffirm its approval or recommendation of the Offer, the Merger, the Merger Agreement and the Stockholders Agreement on or before the fifth business day following the date on which such Acquisition Proposal shall have been made; (f) Parent, if the Offer terminates, is withdrawn, abandoned or expires by reason of the failure to satisfy any of the conditions described in
Section 14 of this Offer to Purchase; or (g) the Company, if the Offer shall have expired or have been withdrawn, abandoned or terminated without any Shares being purchased by Purchaser thereunder on or prior to the 90th day after the date of commencement of the Offer. In the event of termination of the Merger Agreement by either the Company or Parent as provided therein, the Merger Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Purchaser or the Company, or their respective affiliates, officers, directors or shareholders, except to the extent that such termination results from the material breach by a party to the Merger Agreement of any of its representations or warranties, or any of its covenants or agreements (subject to certain limitations) or as otherwise provided in the Merger Agreement.

     Indemnification. The Merger Agreement provides that the Company shall, and from and after the Effective Time, the Surviving Corporation shall, indemnify, defend and hold harmless each person who was at the date of the Merger Agreement, or had been at any time prior to the date of the Merger Agreement or who becomes prior to the Effective Time, an officer or director of the Company or any of its subsidiaries (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorneys' fees and expenses), liabilities or judgments or amounts paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of the Company or any of its subsidiaries whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to the Merger Agreement or the transactions contemplated thereby, in each case to the full extent a corporation is permitted under the DGCL to indemnify its own directors or officers, as the case may be, and Parent and the Surviving Corporation, as the case may be, shall pay expenses in advance of the final disposition of any such action or proceeding to each

Indemnified Party to the full extent permitted by law. All rights to indemnification, including provisions relating to advances of expenses incurred in defense of any action or suit, existing in favor of the Indemnified Parties with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time; provided, however, that all rights to indemnification in respect of any Indemnified Liabilities asserted or made within such period shall continue until the disposition of such Indemnified Liabilities.

     Directors' and Officers' Insurance. For a period of three years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company and its subsidiaries (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous in any material respect to the Indemnified Parties) with respect to matters arising before the Effective Time, provided that the Surviving Corporation shall not be required to pay an annual premium for such insurance in excess of 175% of the last annual premium paid by the Company prior to the date of the Merger Agreement, but in such case shall purchase as much coverage as possible for such amount.

     Amendment. Subject to applicable law, the Merger Agreement may be amended, modified or supplemented only by written agreement of Parent, Purchaser and the Company at any time prior to the Effective Time with respect to any of the terms contained therein; provided, however, that after the Merger Agreement is approved by the Stockholders, no such amendment or modification shall reduce the amount or change the form of consideration to be delivered to the Stockholders of the Company.

     Timing. The Merger Agreement provides that the closing of the Merger shall occur on the second business day after satisfaction of the conditions set forth in the Merger Agreement (or as soon as practicable thereafter following satisfaction or waiver of such conditions). The Merger shall become effective upon such filing or at such time thereafter as may be provided in the certificate of merger to be filed with the Secretary of State of the State of Delaware, as provided in the DGCL, on the date of the closing of the Merger or as soon as practicable thereafter.

     The exact timing and details of the Merger will depend upon legal requirements and a variety of other factors, including the number of Shares acquired by Purchaser pursuant to the Offer. Although Parent has agreed to cause the Merger to be consummated on the terms set forth above, there can be no assurance as to the timing of the Merger.

     Delaware Law. The Board of the Company has approved the Merger Agreement and the transactions contemplated thereby, including the Offer, the Merger and the Stockholders Agreement, and the entry by Purchaser into the Stockholders Agreement for purposes of Section 203 of the DGCL. Accordingly, the restrictions of Section 203 do not apply to the transactions contemplated by the Offer, the Merger Agreement or the Stockholders Agreement. Section 203 of the DGCL prevents an "interested stockholder" (generally, a stockholder owning 15% or more of a corporation's outstanding voting stock or an affiliate or associate thereof) from engaging in a "business combination" (defined to include a merger and certain other transactions) with a Delaware corporation for a period of three years following the date on which such stockholder became an interested stockholder unless (i) prior to such date, the corporation's board of directors approved either the business combination or the transaction which resulted in such stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation's voting stock outstanding at the time the transaction commenced (excluding shares owned by certain employee stock plans and persons who are directors and also officers of the corporation) or (iii) on or subsequent to such date, the business combination is approved by the corporation's board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder. As described above, the foregoing description of Section 203 of the DGCL does not apply to the Offer or the Merger (or the transactions contemplated thereby).

THE STOCKHOLDERS AGREEMENT

     The following is a summary of the material terms of the Stockholders Agreement. This summary is not a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the full text thereof which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Stockholders Agreement may be examined, and copies thereof may be obtained, as set forth in Section 8 above.

     Tender of Shares. Simultaneously with the execution of the Merger Agreement, Parent, Purchaser and each of the Selling Stockholders entered into the Stockholders Agreement. Upon the terms and subject to the conditions of such agreement, each of the Selling Stockholders has (i) agreed to validly tender and not to withdraw pursuant to and in accordance with the terms of the Offer, not later than the fifth business day after commencement of the Offer, the respective number of Shares owned beneficially by him or it; (ii) acknowledged that the transfer by such Selling Stockholder of his or its Shares to Purchaser will pass to and unconditionally vest in Purchaser good and valid title to such Shares free and clear of all claims, liens, restrictions, security interests, pledges, limitations and encumbrances whatsoever and (iii) agreed to permit Parent and Purchaser to publish and disclose his or its identity and ownership of Shares and the nature of his or its commitments, arrangements and understandings under the Stockholders Agreement in the documents relating to the Offer and, if stockholder approval for the Merger is required, in any proxy statement relating thereto (including all documents and schedules filed with the Commission). In addition, Parent and Purchaser have acknowledged in the Stockholders Agreement that the Company may, in order to assist Stockholders who are also employees of the Company in complying with their obligations to tender Shares hereunder, lend funds to such Stockholders upon terms specified in the Merger Agreement in order to fund all or a portion of the exercise price under the Triad Options held by such Stockholders, provided that the failure of the Company to lend such funds will not relieve any such Stockholder of its obligations under the Stockholders Agreement.

     Voting. Each Selling Stockholder has agreed that during the period commencing on the date of the Stockholders Agreement and continuing until the first to occur of the Effective Time or termination of the Merger Agreement in accordance with its terms, at any meeting of the Stockholders, however called, or in connection with any written consent of the Stockholders, such Selling Stockholder will vote (or cause to be voted) the Shares held of record or beneficially owned by such Stockholder, (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof, and each of the other actions contemplated by the Merger Agreement and the Stockholders Agreement and any actions required in furtherance thereof; (ii) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or the Stockholders Agreement; and (iii) except as otherwise agreed to in writing in advance by Parent, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its subsidiaries; (B) a sale, lease or transfer of a material amount of assets of the Company or its subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or its subsidiaries; (C)(1) any change in a majority of the persons who constitute the board of directors of the Company; (2) any change in the present capitalization of the Company or any amendment of the Company's Certificate of Incorporation or Bylaws; (3) any other material change in the Company's corporate structure or business; or (4) any other action which, in the case of each of the matters referred to in clauses (C)(1), (2), or (3), is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially adversely affect the Merger and the transactions contemplated by the Stockholders Agreement and the Merger Agreement. The Selling Stockholders further agreed not to enter into any agreement or understanding with any person or entity the effect of which would be inconsistent or violative of the provisions and agreements described above. In addition, each Selling Stockholder granted to Parent a proxy to vote the Shares of such Stockholder in accordance with the provisions and agreements described above.

     Representations, Warranties, Covenants and Other Agreements. In connection with the Stockholders Agreement, the Selling Stockholders have made certain customary representations, warranties and covenants, including with respect to (i) their ownership of the Shares, (ii) their authority to enter into and perform their obligations under the Stockholders Agreement, (iii) noncontravention, (iv) the absence of liens and encumbrances on and in respect of their Shares, (v) restrictions on the transfer of their Shares, (vi) the solicitation of Acquisition Proposals, and (vii) the waiver of their appraisal rights.

     Termination. Other than as provided therein, the Stockholders Agreement terminates by its terms upon the termination of the Merger Agreement by Parent.

RIGHTS AGREEMENT

     The Company has advised Parent that pursuant to the Rights Agreement, on October 28, 1988 the Board declared a dividend distribution of one Right for each Share outstanding at the close of business on November 8, 1988 (the "Rights Record Date") and with respect to any Shares issued thereafter until the earlier of the Distribution Date (as defined below) or the Rights Expiration Date (as defined below). Except as set forth below, each Right, when it becomes exercisable, entitles the registered holder to purchase from the Company one share of Common Stock (the "Rights Common Stock") of the Company at a purchase price of $47.00 per share of Rights Common Stock, subject to adjustment (the "Rights Purchase Price"). The description and terms of the Rights are set forth in the Rights Agreement. The following is a summary of the material terms of the Rights Agreement. This summary is not a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the full text thereof, a copy of which has been filed with the Commission as Exhibit 4.2 to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1993.

     Initially, the Rights were and continue to be attached to all certificates representing Shares outstanding, and no separate certificates evidencing the Rights (the "Rights Certificates") were or have been distributed. The Rights will separate from the Common Stock and a "Distribution Date" will occur upon the earlier of (i) the first date of a public announcement by the Company or an Acquiring Person (as defined below) (or such earlier date as a majority of the Board of Directors shall become aware) that a person or group of affiliated or associated persons has become an Acquiring Person, or (ii) the tenth day (or such later date as the Board of Directors shall determine) after the date of the commencement by any person or entity (other than an Exempt Person (as defined below)) of, or of the first public announcement of the intent of any person or entity (other than an Exempt Person) to commence (which intention to commence remains in effect for five business days after such announcement), a tender offer or exchange offer that would result in such person or group becoming an Acquiring Person. Except as set forth below, an "Acquiring Person" is a person or group of affiliated or associated persons who, without prior approval of the Board, has acquired beneficial ownership of 20% or more of the outstanding Shares. The term Acquiring Person excludes (A) an "Exempt Person", which is defined as (i) the Company, (ii) any subsidiary of the Company, (iii) any employee benefit plan or employee stock plan of the Company or of any subsidiary of the Company or (iv) any person or entity organized, appointed, established or holding Common Stock for or pursuant to the terms of any such plan, and (B) parties to that certain Unit Purchase Agreement, dated as of July 2, 1992, as amended (the "Unit Purchase Agreement"), among the Company, Blum, and certain other purchasing parties thereto, so long as certain standstill provisions with respect to such parties pursuant to the Unit Purchase Agreement remain in effect.

     Until the occurrence of the Distribution Date, (i) the Rights will be evidenced by the Share certificates and will be transferred with and only with such Shares certificates, (ii) new Share certificates issued after the Rights Record Date will contain a notation incorporating the Rights Agreement by reference, and (iii) the surrender for transfer of any certificates for Shares outstanding will also constitute the transfer of the Rights associated with the Shares represented by such certificate. Pursuant to the Rights Agreement, the Company shall not be required to issue fractions of Rights or Rights Common Stock, and in lieu thereof shall pay to holders of record of such Rights or Rights Common Stock the then current market value of such Right or Rights Common Stock.

     As soon as practicable after the occurrence of the Distribution Date, Rights Certificates will be mailed to holders of record of Shares as of the close of business on the Distribution Date and, thereafter, the separate

Rights Certificates alone will represent the Rights. Only Shares issued prior to the earlier of the Distribution Date or the Rights Expiration Date will be issued with Rights.

     The Rights are not exercisable until the occurrence of the Distribution Date. The Rights will expire at the close of business on November 9, 1998, unless earlier redeemed by the Company as described below (the "Rights Expiration Date").

     In the event that, at any time following the Distribution Date, any person becomes an Acquiring Person (subject to certain exceptions described below), each holder of a Right will thereafter have the right to receive, upon exercise of the Right, that number of Shares (or, in certain circumstances, cash, property or other securities of the Company) having a current market value equal to two times the Rights Purchase Price. Notwithstanding the foregoing, following the occurrence of the event set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person shall not be adjusted as described above and any holder of any such Right (including any purported transferee or subsequent holder) shall continue to receive upon the exercise of such Right the number of shares of Rights Common Stock otherwise provided in the Rights Agreement without giving effect to the adjustment described above. For example, at an exercise price of $50 per Right, each Right not owned by an Acquiring Person (or by certain related parties) following an event set forth in this paragraph would entitle its holder to purchase $100 worth of Shares (or other consideration, as noted above) for $50. Assuming that the Shares had a per share market value of $10 at such time, the holder of each valid Right would be entitled to purchase ten Shares for $50.

     In the event that, at any time on or following the Distribution Date, (i) the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation (other than a merger which follows a "Permitted Offer" described below), or (ii) 50% or more of the Company's assets or earning power is sold, mortgaged or transferred, each holder of a Right shall thereafter have the right to receive, upon exercise and payment of the Rights Purchase Price in accordance with the terms of the Rights Agreement, common stock or other securities of the acquiring company offered as consideration for Common Stock in such transaction having a market value at the time of the transaction equal to two times the Rights Purchase Price. The events set forth in this paragraph and in the preceding paragraph are referred to as the "Rights Triggering Events."

     The Rights Purchase Price payable, and the number of shares of Rights Common Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision or split of the outstanding shares of Common Stock into a greater number, (ii) in the event the Company combines or consolidates the Common Stock into a smaller number of shares or effects a reverse split of outstanding shares of Common Stock, or (iii) in the event the Company issues any shares of capital stock in a reclassification of the Common Stock.

     With certain exceptions, no adjustment in the Rights Purchase Price will be required until cumulative adjustments amount to at least 1% of the Rights Purchase Price . No fractional shares of Rights Common Stock will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Rights Common Stock on the last trading date prior to the date of exercise.

     At any time prior to the earlier of the date on which any person or entity becomes an Acquiring Person or November 9, 1998, the Company may redeem the Rights in whole, but not in part, at a price (the "Redemption Price") of $.01 per Right by resolution of the Board of Directors. Notice of the redemption of the Rights shall be mailed to each holder of record of Rights within 10 days of such resolution, and the redemption of the Rights may be made effective at such time, on such basis, and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon such action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company including, without limitation, the right to vote or to receive dividends.

     Other than those provisions relating to the Redemption Price of the Rights, the Company and Rights Agent may amend the Rights Agreement, (i) prior to the time any person becomes an Acquiring Person, in any manner the Company deems necessary or desirable, and (ii) following the time a person becomes an Acquiring Person, in order to cure any ambiguity and to make changes which do not adversely affect the interests of holders of Rights Certificates.

     THE COMPANY HAS INFORMED PARENT AND PURCHASER THAT, BECAUSE (I) THE OFFER IS AN OFFER TO PURCHASE ALL OF THE OUTSTANDING SHARES AND THE BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE OFFER DESCRIBED HEREIN IS FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS (A "PERMITTED OFFER") AND (II) THE PRICE PER SHARE TO BE PAID IN THE MERGER IS OF THE SAME FORM AND AMOUNT AS THE PURCHASER SHALL PAY IN THE OFFER, THE ACQUISITION OF SHARES PURSUANT TO THE OFFER OR THE CONSUMMATION OF THE MERGER WILL NOT (A) CAUSE ANY PERSON TO BECOME AN ACQUIRING PERSON, (B) CAUSE A DISTRIBUTION DATE TO OCCUR OR CAUSE OR REQUIRE THE DISTRIBUTION OF ANY RIGHTS CERTIFICATES TO THE RECORD HOLDERS OF SHARES, OR
(C) GIVE RISE TO A RIGHTS TRIGGERING EVENT. IN ADDITION, THE COMPANY HAS AGREED, PURSUANT TO THE MERGER AGREEMENT, TO TAKE ALL ACTION NECESSARY SO AS TO RENDER THE RIGHTS AGREEMENT INAPPLICABLE TO THE MERGER AGREEMENT, THE STOCKHOLDERS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY SUCH AGREEMENTS. PURSUANT TO THE RIGHTS AGREEMENT, UPON THE CONSUMMATION OF THE OFFER AND THE MERGER, THE RIGHTS SHALL EXPIRE.

THE SPIN-OFF

     The following is a summary of certain of the terms of the Merger Agreement relating to the Spin-Off. This summary is not a complete description of the terms of the Merger Agreement relating to the Spin-Off and is qualified in its entirety by reference to the full text thereof, which is incorporated herein by reference. See "The Merger Agreement" above.

     Pursuant to the terms of the Merger Agreement, immediately prior to the acceptance of Shares in the Offer, the Company will declare a dividend, payable to then record holders of Shares, consisting of ownership interests in Spinco, which will own, directly or indirectly, certain assets specified in the Merger Agreement (the "Designated Assets"), the payment of such dividend to be contingent upon the consummation of the Offer and subject to compliance with all applicable laws. The Designated Assets include (i) all real estate located in Triad Park, Livermore, California, owned by the Company (approximately 206 acres); (ii) all buildings (three buildings comprising 220,000 square feet) and improvements therein (not including cubicles, furnishings and office equipment) occupied and used by employees of the Company and located in Triad Park, Livermore, California; (iii) all improvements in and to Triad Park not yet sold to the City of Livermore, California; and (iv) copies of all books and records related to the foregoing assets. Although the fair market value of the Designated Assets will be determined by appraisal, the current book value of the Designated Assets, net of indebtedness assumed, is approximately $23.7 million, or approximately $1.20 per Share on a fully diluted basis.

     The form of entity that will be used for Spinco, all transactions related to such dividend (including, without limitation, any intercompany transfers) and all documents, agreements and instruments related to such dividend and related transactions (including, without limitation, any agreements between Spinco and the Company or any of its subsidiaries providing for the allocation of expenses or liabilities and indemnification) (the "Spin-Off Documents"), shall be in form and substance reasonably acceptable to Parent and the Company. Notwithstanding the foregoing, (i) all indebtedness of the Company or any of its subsidiaries (other than the Company's Revolving Credit Loan Agreement with Comerica Bank-California) secured, in whole or in part, by any of the Designated Assets shall be assumed by Spinco and shall be paid, when due, by Spinco and the Company shall be released from any liability with respect thereto, (ii) all costs and expenses solely attributable to the transactions related to such dividend (including, without limitation, any necessary and reasonable fees and expenses of counsel, accountants and advisors and any filing fees), whether before or after the consummation of the Offer, shall be paid by Spinco when such amounts are due, (iii) Spinco shall indemnify and hold the Company and its subsidiaries harmless from and against any loss, cost, damage or expense (including, without limitation, the reasonable fees and expenses of counsel) arising out of or related to any failure of Spinco to discharge the obligations specified in clause (i) or clause (ii), (iv) Spinco shall indemnify and hold Parent, the Company and its subsidiaries harmless from and against any taxes (and any fees, costs and expenses with respect to such taxes or any dispute thereof) attributable to, arising out of or relating to (a) Spinco, (b) the formation of Spinco, (c) the transfer of the Designated Assets to Spinco by the Company or any of its subsidiaries, (d) the assumption or refinancing of any liabilities with respect to the Designated Assets, (e) the sale, exchange, distribution, dividend or other distribution of any assets by Spinco, (f) the sale, exchange, distribution, dividend or other disposition of interests in Spinco by the Company or any of its Subsidiaries, and (g) any steps which are attendant to or necessary in connection with any of the foregoing transactions, which indemnification obligations shall survive until 60 days after the expiration of the applicable statute of limitations with respect to the assessment of taxes relating to the foregoing transactions, and which indemnification obligations shall be due and payable at such times as taxes (including estimated taxes) become due and payable (plus interest from the date of unreimbursed payment by the Company at a rate of 9% per annum) (with the filing of tax returns and calculation of the estimated tax amount (the "Estimated Tax Amount") being based upon an appraisal of the Designated Assets by an independent appraiser mutually acceptable to Parent and the Company and a certification of the adjusted bases of the Designated Assets provided by Price Waterhouse & Co. or such other "big six" accounting firm as may be agreed to by Parent and the Company, the costs of which appraisal and certification will be paid by Spinco) and at such time as there is a final determination of a deficiency with respect to such reported taxes (plus interest from the date of unreimbursed payment by the Company at a rate of 9% per annum), (v) with respect to the taxes identified in the immediately preceding clause (iv), the Company will not agree, without Spinco's consent, to any extension of the applicable statute of limitations, which consent will not be unreasonably withheld, and such consent will not be required if the failure to agree to such extension may reasonably be expected to result in the proposed assessment of a deficiency for material taxes unrelated to Spinco or in liability for indemnified taxes which exceeds Spinco's cash, notes receivable from real property sales and cash equivalent assets at such time, and
(vi) any such indemnification shall be made on an after-tax basis and shall be adjusted to take into account any tax benefits and tax detriments attributable to the indemnified loss and to the receipt or accrual of an indemnification payment hereunder (including any additional payments pursuant to this clause
(vi)). The Company will use its best efforts to facilitate the dividend and shall seek all consents necessary (including, without limitation, the consent of the Company's lenders) to consummate the dividend and related transactions as soon as practicable, subject to the conditions described herein.

     Prior to payment of the dividend, the current lease agreement with respect to the home office building will be amended to provide for (1) continuation of the current rent for two years; (2) adjustment of the rental for the succeeding three years at the current market rental rate at the beginning of such succeeding three years; and (3) adjustment of the term of the lease to five years with a five year option to renew at a rental equal to the current market rental rate at the beginning of such renewal term. "Current market rental rate" shall be determined by the Company and Spinco, each selecting an appraiser to make such determination, and if such appraisers cannot agree, then they shall select a third appraiser whose determination shall be final and binding on all parties. Each party shall bear the cost of its appraiser and the cost of the third appraiser, if necessary, shall be split evenly between the parties. Finally, under no circumstances shall the rental rate referred to in (2) above be less than the rental rate in effect prior to such adjustment or more than 1.2 multiplied by the rental rate in effect prior to such adjustment. In addition, the lease agreement shall be amended to provide that the Company may sublease the property with the consent of the landlord, which consent will not be unreasonably withheld, and that in the event the Company shall sublease the property and shall receive in rent thereunder an amount in excess of the rent payable under the lease, such excess shall be paid to the landlord.

     In order to facilitate the orderly management of Spinco, following payment of the dividend for a period of one year the Company will provide (at no cost to Spinco) at least two cubicles of office space, telephone and secretarial support to two employees of Spinco and will give such Spinco employees reasonable access to such other office equipment as is reasonable and necessary. Furthermore, at the time of payment of the dividend, the Company shall cause Spinco to have at least $100,000 in cash or cash equivalent assets available to it (any such amounts that do not represent proceeds from the sale of Designated Assets shall be subject to repayment by Spinco). All funds received in respect of sales of Designated Assets from the date of the Merger Agreement through the date of the payment of the dividend shall be credited to the account of Spinco, but shall be available to satisfy the obligations of Spinco to Company under the Merger Agreement.

     Company shall not be required to pay the dividend until such time as Spinco has either (i) paid all amounts owed by it to Company with respect to the Estimated Tax Amount, third party costs related to the dividend or related transactions or similar matters for which Spinco has agreed to pay or for which there are existing indemnity claims which it has agreed to indemnify the Company or (ii) have made adequate and commercially reasonable provision for the prompt payment of any such amounts from time to time in the future as such amounts are paid or become due and payable by the Company. Such additional terms and provisions, when negotiated by the parties, shall, together with the applicable provisions of the Merger Agreement, be set forth in customary documentation with respect to spin-off transactions, all of which shall be finalized by the parties prior to the consummation of the Offer.

OTHER MATTERS

     Severance Benefits. In 1989, the Board adopted resolutions setting forth a severance policy for executive officers and other employees of the Company (the "1989 Resolutions"). In the Merger Agreement, the Company has represented and warranted that the Board has unanimously adopted resolutions rescinding the 1989 Resolutions, retroactive to the date of the adoption of the 1989 Resolutions, and adopting a severance pay policy the terms of which are to consist of the arrangements described in the 1989 Resolutions, modified as follows: (A) employees (other than executive officers) shall be eligible for severance benefits in accordance with such policy only if they are involuntarily terminated without cause by the Company and its subsidiaries within six (6) months following a change in control (as defined in the 1989 Resolutions); (B) executive officers of the Company shall be eligible for severance benefits in accordance with such policy only if they are involuntarily terminated by the Company and its subsidiaries within twelve (12) months following a change in control (defined as described above) of the Company; (C) the Board shall have the right to clarify the terms of such severance policy at any time and from time to time, including, but not limited to, resolving any ambiguities or supplying any omission in such severance policy; (D) the Board shall have the right to amend or terminate such severance policy in its sole discretion at any time and from time to time, except no such amendment or termination which materially and adversely affects the rights of any employee of the Company or any of its subsidiaries under the severance policy shall be effective with respect to: (i) any person whose employment with the Company and its subsidiaries has terminated prior to the date of such amendment or termination,
(ii) any such employee for a period of six months beginning on the date of a change in control (defined as described above) of the Company and (iii) any executive officer of the Company for a period of twelve months beginning on the date of a change in control (defined as described above); and (E) for all purposes of the severance policy, the date of a change in control of the Company involving a person or an affiliated group of persons shall be the date of the earliest to occur of any of the events defined in the 1989 Resolutions with respect to such person or affiliated group of persons.

     Appraisal Rights. No appraisal rights are available to holders of Shares in connection with the Offer. However, if the Merger is consummated, holders of Shares will have certain rights under Section 262 of the DGCL to dissent and demand appraisal of, and payment in cash for the fair value of, their Shares. Such rights, if the statutory procedures are complied with, could lead to a judicial determination of the fair value (excluding any element of value arising from accomplishment or expectation of the Merger) required to be paid in cash to such dissenting holders for their Shares. Any such judicial determination of the fair value of Shares could be based upon considerations other than or in addition to the Offer Price and the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the Offer Price or the Merger Consideration.

     If any holder of Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his right to appraisal, as provided in the DGCL, the Shares of such holder will be converted into the Merger Consideration in accordance with the Merger Agreement. A Stockholder may withdraw his demand for appraisal by delivery to Parent of a written withdrawal of his demand for appraisal and acceptance of the Merger.

     Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights.

     Going Private Transactions. Rule 13e-3 under the Exchange Act is applicable to certain "going-private" transactions. Purchaser does not believe that Rule 13e-3 will be applicable to the Merger unless, among other things, the Merger is completed more than one year after termination of the Offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information regarding the Company and certain information regarding the fairness of the Merger and the consideration offered to minority Stockholders be filed with the Commission and disclosed to minority Stockholders prior to consummation of the Merger.

13. DIVIDENDS AND DISTRIBUTIONS

     If, on or after the date of the Merger Agreement, the Company should (a) split, combine or otherwise change the Shares or its capitalization, (b) acquire currently outstanding Shares or otherwise cause a reduction in the number of outstanding Shares or (c) issue or sell additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or operations, conditional or otherwise, to acquire, any of the foregoing, then subject to the provisions of Section 14 below, Purchaser, in its sole discretion, may make such adjustments as it deems appropriate in the Offer Price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

     If, on or after the date of the Merger Agreement, the Company should declare or pay any cash dividend on the Shares or make other distributions on the Shares or issue with respect to the Shares (other than the Spin-Off), any additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to Stockholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to Purchase or its nominee or transferee on the Company's stock transfer records, then, subject to the provisions of
Section 14 below, (a) the Offer Price may, in the sole discretion of Purchaser, be reduced by the amount of any such cash dividend or cash distribution and (b) the whole of any such noncash dividend, distribution or issuance to be received by the tendering Stockholders will (i) be received and held by the tendering Stockholders for the account of Purchaser and will be required to be promptly remitted and transferred by each tendering Stockholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer, or
(ii) at the direction of Purchaser, be exercised for the benefit of Purchaser, in which case the proceeds of such exercise will promptly be remitted to Purchaser. Pending such remittance and subject to applicable law, Purchaser will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by Purchaser in its sole discretion.

     Pursuant to the terms of the Merger Agreement, the Company is prohibited from taking any of the actions described in the two preceding paragraphs and nothing herein shall constitute a waiver by Purchaser or Parent of any of its rights under the Merger Agreement or a limitation of remedies available to Purchaser or Parent for any breach of the Merger Agreement, including termination thereof.

14. CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after expiration or termination of the Offer), to pay for any Shares tendered, and may postpone the acceptance for payment or, subject to the restriction referred to above, payment for any Shares tendered, and may amend or terminate the Offer (whether or not any Shares have theretofore been purchased or paid for) if, (i) there have not been validly tendered and not withdrawn prior to the Expiration Date a number of Shares which constitutes 51% of the Shares outstanding on a fully-diluted basis on the date of purchase ("on a fully-diluted basis" having the meaning, as of any date: the number of Shares outstanding, together with Shares the Company may be required to issue pursuant to obligations outstanding at that date under employee stock option or other benefit plans, or otherwise), or (ii) any applicable waiting periods under the HSR Act shall not have expired or been terminated prior to the Expiration Date; or (iii) the debt financing sources for Purchaser shall not have provided the applicable debt financing to Purchaser pursuant to the financing commitment with respect thereto previously delivered to the Company by Purchaser (the "Funding Condition"); or (iv) at any time on or after the date of the Merger Agreement and before acceptance for payment of, or payment for, such Shares any of the following events shall occur or shall be deemed by Purchaser to have occurred:

          (A) there shall have been any statute, rule or regulation enacted, entered or enforced or deemed applicable, or any decree, order or injunction entered or enforced by any government or governmental authority in the United States or by any court in the United States that: (1) restrains or prohibits the making or consummation of the Offer or the Merger, (2) makes the purchase of or payment for some or all of the Shares pursuant to the Offer or the Merger illegal, (3) imposes material limitations on the ability of Purchaser, the Company or any of their respective affiliates or subsidiaries effectively to acquire or hold, or requiring Purchaser, the Company or any of their respective affiliates or subsidiaries to dispose of or hold separate, any material portion of the assets or the business of the Company and its subsidiaries taken as a whole, or imposes limitations on the ability of Purchaser, the Company or any of their respective affiliates or subsidiaries to continue to conduct, own or operate, as heretofore conducted, owned or operated, all or any material portion of the businesses or assets of the Company and its subsidiaries taken as a whole, (4) imposes or results in material limitations on the ability of Purchaser or any of its affiliates to exercise full rights of ownership of the Shares purchased by them, including, without limitation, the right to vote the Shares purchased by them on all matters properly presented to the stockholders of the Company; or (5) prohibits or restricts in a material manner the financing of the Offer;

          (B) any change (or any condition, event or development involving a prospective change) shall have occurred in the business, operations, assets or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole;

          (C) there shall have occurred (1) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States for a period in excess of five hours, (2) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (3) any material adverse change in United States currency exchange rates or a suspension of, or a limitation on, the markets therefor, (4) the commencement of a war, armed hostilities or other international or national calamity, directly or indirectly involving the United States, (5) any limitations (whether or not mandatory) imposed by any governmental authority on the nature or extension of credit or further extension of credit by banks or other lending institutions, or (6) in the case of any of the foregoing, a material acceleration or worsening thereof;

          (D) the representations and warranties of the Company contained in the Merger Agreement (without giving effect to any "Material Adverse Effect", "materiality" or similar qualifications contained therein) shall not be true and correct in all material respects as of the date of consummation of the Offer as though made on and as of such date except (1) for changes specifically permitted by the Merger Agreement and (2) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date;

          (E) the obligations of the Company contained in the Merger Agreement (without giving effect to any "Material Adverse Effect", "materiality" or similar qualifications contained therein) shall not have been performed or complied with in all material respects by the Company;

          (F) the Merger Agreement shall have been terminated in accordance with its terms;

          (G) prior to the purchase of Shares pursuant to the Offer, an Acquisition Proposal for the Company exists and the Board shall have withdrawn or materially modified or changed (including by amendment of the Schedule 14D-9) in a manner adverse to Purchaser its recommendation of the Offer, the Merger Agreement or the Merger; or

          (H) Parent, Purchaser and the Company shall not have reached agreement as to the Spin-Off Documents and the transactions contemplated thereby in accordance with the provisions of the Merger Agreement relating thereto.

     The foregoing conditions are for the sole benefit of Purchaser and its affiliates and may be asserted by Purchaser regardless of the circumstances (including, without limitation, any action or inaction by Purchaser or any of its affiliates) giving rise to any such condition or may be waived by Purchaser, in whole or in part, from time to time in its sole discretion, except as otherwise provided in the Agreement. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right and may be asserted at any time and from time to time. Any determination by Purchaser concerning any of the events described herein shall be final and binding.

15. CERTAIN LEGAL MATTERS

     Except as described in this Section 15, based on a review of publicly available filings made by the Company with the Commission and other publicly available information concerning the Company, but without any independent investigation thereof, neither Purchaser nor Parent is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by Purchaser's acquisition of Shares as contemplated herein or of any approval or other action by any Governmental Authority that would be required for the acquisition or ownership of Shares by Purchaser as contemplated herein. Should any such approval or other action be required, Purchaser and Parent currently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws." While, except as otherwise expressly described in this Section 15, Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of if such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 14 above for certain conditions to the Offer.

     State Takeover Laws. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws, that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp.
v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions.

     Section 203 of the DGCL limits the ability of a Delaware corporation to engage in business combinations with "interested stockholders" (defined as any beneficial owner of 15% or more of the outstanding voting stock of the corporation) unless, among other things, the corporation's board of directors has given its prior approval to either the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder." The Company has represented in the Merger Agreement that it properly approved, among other things, the Offer and the Merger for purposes of
Section 203 of the DGCL.

     Based on information supplied by the Company and the Company's representations in the Merger Agreement, Purchaser does not believe that any state takeover statutes apply to the Offer or the Merger. Neither Purchaser nor Parent has currently complied with any state takeover statute or regulation. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, Purchaser may not be obligated to accept for payment or pay for any Shares tendered pursuant to the Offer.

     Antitrust. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares under the Offer may be consummated following the expiration of a 15-calendar-day waiting period following the filing by Parent of a Notification and Report Form with respect to the Offer, unless Parent receives a request for additional information or documentary material from the Antitrust Division or the FTC or unless early termination of the waiting period is granted. Parent expects to file a Notification and Report Form with respect to the Offer as soon as practicable following commencement of the Offer. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information or documentary material from Parent concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. In practice, complying with a request for additional information or documentary material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. Moreover, the Merger Agreement generally provides that the Offer may be extended for an aggregate period of not more than 60 days in the event that any condition to the Offer is not satisfied.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as Purchaser's proposed acquisition of the Company. At any time before or after Purchaser's purchase of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by Purchaser or the divestiture of substantial assets of Parent or its subsidiaries, or the Company or its subsidiaries. Private parties may also bring legal action under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the result thereof.

16. FEES AND EXPENSES

     Chase Securities Inc. is acting as Dealer Manager in connection with the Offer and has provided certain financial advisory services to Parent in connection with the proposed acquisition of the Company. Parent has agreed to pay Chase Securities a fee of $250,000 which became payable upon execution of the Merger Agreement. In addition, Parent has agreed to reimburse Chase Securities for all out-of-pocket expenses incurred by Chase Securities, including the reasonable fees of its counsel, and to indemnify Chase Securities and certain related persons against certain liabilities and expenses, including certain liabilities under the federal securities laws.

     Purchaser has retained ChaseMellon Shareholder Services, L.L.C. to act as the Information Agent and as the Depositary in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

     Except as set forth above, Purchaser will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the offering materials to their customers.

17. MISCELLANEOUS

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. However, the Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by Chase Securities or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

     Purchaser has filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-1 under the Exchange Act containing certain additional information with respect to the Offer. Such Schedule and any amendments thereto, including exhibits, may be examined and copies may be obtained from the principal office of the Commission in the manner set forth in Section 8 above (except that they will not be available at the regional offices of the Commission).

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                                            CCI ACQUISITION CORP.

                                            COOPERATIVE COMPUTING, INC.

October 23, 1996

                                                                      SCHEDULE I

       DIRECTORS AND EXECUTIVE OFFICERS OF PARENT, PURCHASER AND HM INC.

A. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT

     The following table sets forth the name, present principal occupation or employment and material occupation, positions, offices or employment for the past five years of each director and executive officer of Parent. Unless otherwise indicated below, the address of each director and officer is 6207 Bee Cave Road, Austin, Texas 78146 and each such person is a citizen of the United States.

                                                     PRESENT PRINCIPAL OCCUPATION
                    NAME AND                          OR EMPLOYMENT AND FIVE-YEAR
                BUSINESS ADDRESS                          EMPLOYMENT HISTORY
    -----------------------------------------  -----------------------------------------
    Glenn E. Staats..........................  Chairman of the Board (1985-present);
                                               Director, President and Chief Executive
                                               Officer (1976-present)
    Preston W. Staats, Jr. ..................  Director, Secretary and Executive Vice
                                               President (1978-present)
    Marsha A. Staats.........................  Director (1985-present); Physician and
                                               Instructor, Central Texas Medical
                                               Foundation (1992-present); Private
                                               Practice, Internal Medicine (1990-1992)
    Sharon W. Staats.........................  Director (1985-present); Vice President,
                                               Licensing and Database Services (1995-
                                               present); Chief Financial Officer
                                               (1978-1995)
    Matthew Hale.............................  Chief Financial Officer (April
                                               1995-present); Chief Financial Officer,
                                               Arrowsmith Technology, Inc. (April
                                               1993-March 1995); Controller, MasPar
                                               Systems Corporation (October 1991-March
                                               1993); Vice President, Finance, Masstor
                                               Systems Corporation. (December
                                               1988-August 1991).

B. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

     The following table sets forth the name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Purchaser. Unless otherwise indicated below, the address of each director and officer is: 6207 Bee Cave Road, Austin, Texas 78146 and each such person is a citizen of the United States.

                                                     PRESENT PRINCIPAL OCCUPATION
                    NAME AND                          OR EMPLOYMENT AND FIVE-YEAR
                BUSINESS ADDRESS                          EMPLOYMENT HISTORY
    -----------------------------------------  -----------------------------------------
    Thomas O. Hicks..........................  Director (October 16, 1996-present);
      Hicks, Muse, Tate & Furst Incorporated   Chairman of the Board and Chief Executive
      200 Crescent Court, Suite 1600           Officer, Hicks, Muse, Tate & Furst
      Dallas, Texas 75201                      Incorporated (1989-present)
    Lawrence D. Stuart, Jr...................  Director (October 16, 1996-present);
      Hicks, Muse, Tate & Furst Incorporated   Managing Director and Principal, Hicks,
      200 Crescent Court, Suite 1600           Muse, Tate & Furst Incorporated (October
      Dallas, Texas 75201                      1995-present); Managing
                                               Director -- Dallas Office, Weil, Gotshal
                                               & Manges LLP (1988-September 1995)
    Glenn E. Staats..........................  Director and President (October 16,
                                               1996); Chairman of the Board, Cooperative
                                               Computing, Inc. (1985-present); Director,
                                               President and Chief Executive Officer,
                                               Cooperative Computing, Inc.
                                               (1976-present)
    Preston W. Staats, Jr. ..................  Director and Executive Vice President
                                               (October 16, 1996); Director, Secretary
                                               and Executive Vice President, Cooperative
                                               Computing, Inc. (1978-present)
    Patrick K. McGee.........................  Vice President (October 16,
      Hicks, Muse, Tate & Furst Incorporated   1996-present); Vice President, Hicks,
      200 Crescent Court, Suite 1600           Muse, Tate & Furst Incorporated
      Dallas, Texas 75201                      (1994-present); Vice President, Merrill
                                               Lynch & Co. (1994); Associate, Merrill
                                               Lynch & Co. (1990-1994)

C. DIRECTORS AND EXECUTIVE OFFICERS OF HICKS, MUSE FUND III INCORPORATED

     The following table sets forth the name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Hicks, Muse Fund III Incorporated, the ultimate general partner of Hicks Muse. Unless otherwise indicated below, the address of each director and officer is 200 Crescent Court, Suite 1600, Dallas, Texas 75201, and each such person is a citizen of the United States.

                                                     PRESENT PRINCIPAL OCCUPATION
                    NAME AND                          OR EMPLOYMENT AND FIVE-YEAR
                BUSINESS ADDRESS                          EMPLOYMENT HISTORY
    -----------------------------------------  -----------------------------------------
    Thomas O. Hicks..........................  Chairman of the Board, President, Chief
                                               Executive Officer, Chief Operating
                                               Officer and Secretary (May 1996-present);
                                               Chairman of the Board and Chief Executive
                                               Officer, Hicks, Muse, Tate & Furst
                                               Incorporated (1989-present)
    John R. Muse.............................  Managing Director and Principal,
                                               Executive Vice President and Treasurer
                                               (May 1996-present); Managing Director and
                                               Principal, Hicks, Muse, Tate & Furst
                                               Incorporated (1989-present)
    Charles W. Tate..........................  Managing Director and Principal,
                                               Executive Vice President (May
                                               1996-present); Managing Director and
                                               Principal, Hicks, Muse, Tate & Furst
                                               Incorporated (1991-present)
    Jack D. Furst............................  Managing Director and Principal,
                                               Executive Vice President (May
                                               1996-present); Managing Director and
                                               Principal, Hicks, Muse, Tate & Furst
                                               Incorporated (1989-present)
    Lawrence D. Stuart, Jr...................  Managing Director and Principal,
                                               Executive Vice President (May
                                               1996-present); Managing Director and
                                               Principal, Hicks, Muse, Tate & Furst
                                               Incorporated (October 1995-present);
                                               Managing Partner -- Dallas Office, Weil,
                                               Gotshal & Manges LLP (1988-September
                                               1995)
    Alan B. Menkes...........................  Managing Director and Principal,
                                               Executive Vice President (May
                                               1996-present); Managing Director and
                                               Principal, Hicks, Muse, Tate & Furst
                                               Incorporated (April 1996-present); Vice
                                               President, Hicks, Muse, Tate & Furst
                                               Incorporated (1992-1996); The Carlyle
                                               Group (1988-1992)
    Michael J. Levitt........................  Managing Director and Principal,
                                               Executive Vice President (May
                                               1996-present); Managing Director and
                                               Principal, Hicks, Muse, Tate & Furst
                                               Incorporated (April 1996-present);
                                               Managing Director and Deputy Head of
                                               Investment Banking, Smith Barney Inc.
                                               (1993-1996); Morgan Stanley & Co.
                                               (1986-1993)

     Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each Stockholder or his broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below:

                        The Depositary for the Offer is:
                    CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

                   By Mail:                            By Hand/Overnight Delivery:
                 P.O. Box 798                                  120 Broadway
               Midtown Station                                  13th Floor
              New York, NY 10018                            New York, NY 10271
          Attention: Reorganization                     Attention: Reorganization
                  Department                                    Department

                           By Facsimile Transmission:

                                 (201) 329-8936
                        (For Eligible Institutions Only)
                      Confirm by Telephone: (201) 296-4983

     Any questions and request for assistance or additional copies of this Offering Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone numbers and addresses below. You may also contact your local broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                    CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

                        450 West 33rd Street, 15th Floor
                            New York, New York 10001
                            Toll Free (800) 241-6594